Exhibit 10.1
EXECUTION COPY
SECOND AMENDED AND RESTATED CREDIT AGREEMENT
By and Among
SESI, L.L.C.
(as Borrower),
SUPERIOR ENERGY SERVICES, INC.
(as Parent),
JPMORGAN CHASE BANK, N.A.
(as Agent),
AND
THE LENDERS PARTY HERETO

As of May 29, 2009

J.P. MORGAN SECURITIES INC.

AND

WELLS FARGO BANK, N.A.
(as Co-Lead Arrangers and Co-Book Manager)

(i)

(ii)

(iii)

SCHEDULES AND EXHIBITS
SCHEDULE 1 (Commitment Amounts of the Lenders)
SCHEDULE 2 (Pricing Schedule)
SCHEDULE 3 (List of Borrower’s Subsidiaries)
SCHEDULE 4 (List of Existing Investments)
EXHIBIT A (Compliance Certificate)
SCHEDULE 1 TO COMPLIANCE CERTIFICATE
EXHIBIT B (Assignment Agreement)
SCHEDULE 1 TO ASSIGNMENT AGREEMENT
ATTACHMENT TO SCHEDULE 1 TO ASSIGNMENT AGREEMENT

(vi)

SECOND AMENDED AND RESTATED CREDIT AGREEMENT
     THIS SECOND AMENDED AND RESTATED CREDIT AGREEMENT (“Credit Agreement”), dated as of May 29, 2009, is among SESI, L.L.C., as Borrower, SUPERIOR ENERGY SERVICES, INC., as Parent, JPMORGAN CHASE BANK, N.A., as Agent, and the lenders party hereto (the “Lenders”), who agree as follows:
RECITALS
     A. Superior Energy Services, Inc., (the “Parent”), SESI, L.L.C. (“Borrower”), JPMorgan Chase Bank, N.A. (the “Agent”) and certain of the Lenders party thereto executed an First Amended and Restated Credit Agreement dated as of July 1, 2007 providing for a Revolving Loan in the aggregate principal amount of $250,000,000 (the “2007 Credit Agreement”).
     B. The Borrower has requested an amendment and restatement of the 2007 Credit Agreement to (i) increase the aggregate principal amount of the Revolving Loan to $325,000,000, and (ii) make certain other modifications to the 2007 Credit Agreement. The Agent and Lenders are willing to do so on the terms and conditions set forth below.
     C. All Obligations (as defined in the 2007 Credit Agreement) outstanding under the 2007 Credit Agreement, shall, on the effective date of this Agreement, constitute Obligations outstanding under this Agreement, without satisfaction, discharge or novation.
     NOW, THEREFORE, in consideration of their mutual covenants and undertakings, the Borrower, Parent, Agent and the Lenders hereby amend and restate the 2007 Credit Agreement in full to read as follows:

ARTICLE I
DEFINITIONS
     1.1 Definitions of Certain Terms Used Herein. As used in this Agreement, the following terms shall have the following meanings:
     “6 7/8% Senior Notes” means the 6 7/8% Senior Notes due 2014 issued pursuant to the 6 7/8% Senior Notes Indenture, as amended, supplemented, amended and restated or otherwise modified from time to time.
     “6 7/8% Senior Notes Indenture” means the Indenture relating to the 6 7/8% Senior Notes, dated as of May 22, 2006, among the Borrower, the Parent, the respective Subsidiaries of the Parent and The Bank of New York, as trustee, as amended, supplemented, amended and restated or otherwise modified from time to time.
     “Acquisition” means any transaction, or series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (i) acquires any going business concern or all or substantially all of the assets of any firm, corporation or limited liability company or division thereof that is a going business concern, whether through purchase of assets, merger or otherwise, or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the Equity Interests (including any option, warrant or any right to acquire any of the foregoing) of any other Person; or (iii) acquires interests in mineral leases. “Acquisition” shall not include the formation of a Wholly-Owned Subsidiary of the Borrower or any Wholly-Owned Subsidiary of any Wholly-Owned Subsidiary of the Borrower.
     “Additional Contingent Consideration” means consideration payable by the Borrower or its Subsidiaries to sellers subsequent to the closing of an Acquisition that is dependent on the performance of the acquired company following the Acquisition. Notwithstanding the foregoing definition, the amount of Additional Contingent Consideration to be included for the purposes of determining the financial covenants in Section 6.18, shall be the amount of Additional Contingent Consideration (excluding any accrued interest) which through the date of determination of such covenant and based on the performance of the acquired company through the date of determination of such covenant, the Borrower reasonably anticipates paying to the sellers within the 12 months following the date of determination.
     “Adjusted Leverage Ratio” is defined in Section 6.18.2.
     “Advance” means a borrowing hereunder, (i) made by the Lenders on the same Borrowing Date, (ii) converted or continued by the Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Loans of the same Type and, in the case of Eurodollar Advances, for the same Eurodollar Interest Period, or (iii) made by the Agent on the Swing Line Loan.

     “Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 20% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.
     “Agent” means JPMorgan Chase Bank, N.A., in its capacity as contractual representative of the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Agent appointed pursuant to Article X.
     “Aggregate Revolving Loan Commitment” means the aggregate of the Revolving Loan Commitments of all the Lenders, as reduced from time to time pursuant to the terms hereof.
     “Agreement” means this amended and restated credit agreement, as it may be amended or modified and in effect from time to time.
     “Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1.50% and (c) the Eurodollar Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.50%, provided that, for the avoidance of doubt, the Eurodollar Rate for any day shall be based on the rate appearing on the Reuters BBA Libor Rates Page 3750 (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day). Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Rate, respectively.
     “Applicable Fee Rate” means, at any time, the percentage rate per annum at which commitment fees are accruing on the unused portion of the Aggregate Revolving Loan Commitment at such time as set forth in the Pricing Schedule.
     “Applicable Letter of Credit Fee Rate” means, at any time, with respect to Letters of Credit, the percentage rate per annum which is applicable at such time as set forth in the Pricing Schedule.
     “Applicable Margin” means, with respect to Advances of any Type at any time, the percentage rate per annum which is applicable at such time with respect to Advances of such Type as set forth in the Pricing Schedule.
     “Arranger” means collectively, J.P. Morgan Securities, Inc., Wells Fargo Bank, N.A. and their respective successors.
     “Article” means an article of this Agreement unless another document is specifically referenced.
     “Assignment Agreement” means any assignment agreement in the form of Exhibit B, executed and delivered pursuant to Section 12.3.

     “Authorized Officer” means any of the President, any Vice President, Chief Financial Officer or Treasurer of the Borrower, acting singly.
     “Available Revolving Commitment” means as to any Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Loan Commitment then in effect over (b) such Lender’s Obligations then outstanding.
     “Borrower” means SESI, L.L.C., a Delaware limited liability company, and its successors and assigns.
     “Borrowing Date” means a date on which an Advance is made hereunder.
     “Borrowing Notice” is defined in Section 2.7.
     “Business Day” means (i) with respect to any borrowing, payment or rate selection of Eurodollar Advances, a day (other than a Saturday or Sunday) on which banks generally are open in New York City for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system and dealings in United States dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in New York City for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.
     “Capital Expenditures” means, without duplication, any expenditures for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with GAAP, excluding (i) expenditures of insurance proceeds to rebuild or replace any asset after a casualty loss, (ii) leasehold improvement expenditures for which the Borrower or a Subsidiary is reimbursed promptly by the lessor, and (iii) expenditures constituting Acquisitions and Investments.
     “Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.
     “Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.
     “Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank or trust company organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $250,000,000; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Ratings Services (“S&P” ) or P-1 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; or (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.
     “Change” is defined in Section 3.2.
     “Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Parent; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Parent by Persons who were neither (i) nominated by the board of directors of the Parent nor (ii) appointed by directors so nominated; or (c) the acquisition of direct or indirect Control of the Parent by any Person or group.
     “Closing Date” means the date of this Agreement.
     “Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.
     “Collateral” shall mean all of the types of property described in Section 2.18, or as otherwise described as such in any Collateral Documents.
     “Collateral Documents” means, collectively, all guaranties and all security agreements, financing statements, mortgages, deeds of trust, assignments creating and perfecting security interests, liens, or encumbrances in the assets of the Borrower and its Subsidiaries in favor of the Agent, for the benefit of the Lenders to secure the Secured Obligations.
     “Commitment” means, for each Lender, such Lender’s Revolving Loan Commitment.
     “Compliance Certificate” means the certificate required from the Borrower from time to time in the form of Exhibit A, signed by an Authorized Officer of the Borrower.

     “Conduit Lender” means any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 3.1, 3.2, 3.4, 3.5 or 9.6 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.
     “Consolidated Current Liabilities” means at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Parent and its Subsidiaries at such date, but excluding (a) the current portion of any Long-Term Debt of the Parent and its Subsidiaries and (b) without duplication of clause (a) above, all Funded Indebtedness consisting of Revolving Loans or Swing Line Loans to the extent otherwise included therein.
     “Consolidated Net Tangible Assets” as of any date of determination, means the total amount of assets (less accumulated depreciation and amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) which would appear on a consolidated balance sheet of the Parent and its Subsidiaries consisting of the Borrower and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, and after giving effect to purchase accounting and after deducting therefrom Consolidated Current Liabilities and, to the extent otherwise included, the amounts of:
     (1) minority interests in such consolidated Subsidiaries held by Persons other than Parent, the Borrower or a Restricted Subsidiary;
     (2) excess of cost over fair value of assets of businesses acquired, as determined in good faith;
     (3) any revaluation or other write-up in book value of assets subsequent to the Closing Date as a result of a change in the method of valuation in accordance with GAAP consistently applied;
     (4) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items;
     (5) treasury stock;
     (6) cash set apart and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Equity Interests to the extent such obligation is not reflected in Consolidated Current Liabilities; and

     (7) Investments in and assets of Subsidiaries which are not Restricted Subsidiaries.
     “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise; “controlling” and “controlled” have meanings correlative thereto.
     “Conversion/Continuation Notice” is defined in Section 2.8.
     “Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute an Event of Default.
     “Defaulting Lender” means any Lender, as determined by the Agent, that has (a) failed to fund any portion of its Loans or participations in Letters of Credit or Swing Line Loans within three Business Days of the date required to be funded by it hereunder, (b) notified the Borrower or the Agent in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement, (c) failed, within three Business Days after request by the Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swing Line Loans, (d) otherwise failed to pay over to the Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (e) either (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.
     “Domestic Subsidiaries” means Subsidiaries of the Borrower incorporated or organized under the laws of any state of the United States of America.
     “EBITDA” means Net Income plus, to the extent deducted in determining Net Income, (i) Interest Expense, (ii) Income Taxes, (iii) depreciation expense, (iv) amortization expense, (v) other non-cash charges, and (vi) extraordinary non-cash losses, minus, to the extent included in determining Net Income, extraordinary gains and other non-cash items which would increase Net Income, all calculated on a consolidated basis in accordance with GAAP; provided, however, that following a Permitted Acquisition by the Borrower or any of its Subsidiaries, calculation of EBITDA for the fiscal quarter in which such Permitted Acquisition occurred and each of the three fiscal quarters immediately following such Permitted Acquisition shall be made on a Pro Forma Basis.
     “Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions,

permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (i) the protection of the environment, (ii) the effect of the environment on human health, (iii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.
     “Equity Interest” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.
     “Eurodollar Advance” means an Advance which, except as otherwise provided in Section 2.10, bears interest at the applicable Eurodollar Rate.
     “Eurodollar Base Rate” means, with respect to a Eurodollar Advance for the relevant Eurodollar Interest Period, the applicable British Bankers’ Association Interest Settlement Rate for deposits in U.S. dollars as reported by any generally recognized information service as of 11:00 a.m. (London time) two Business Days prior to the first day of such Eurodollar Interest Period, and having a maturity equal to such Eurodollar Interest Period, provided that, (i) if no such British Bankers’ Association Interest Settlement Rate is available to the Agent, the applicable Eurodollar Base Rate for the relevant Eurodollar Interest Period shall instead be the rate determined by the Agent to be the rate at which JPMorgan Chase Bank, N.A. or one of its Affiliate banks offers to place deposits in U.S. dollars with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Eurodollar Interest Period, in the approximate amount of JPMorgan Chase Bank, N.A.’s relevant Eurodollar Advance and having a maturity equal to such Eurodollar Interest Period.
     “Eurodollar Interest Period” means, with respect to a Eurodollar Advance, a period of one, two, three or six months (or other period acceptable to all of the Lenders) commencing on a Business Day selected by the Borrower pursuant to this Agreement. Such Eurodollar Interest Period shall end on the day which corresponds numerically to such date one, two, three or six months (or other period acceptable to all of the Lenders) thereafter, provided, however, that if there is no such numerically corresponding day in such next, second or third succeeding month, such Eurodollar Interest Period shall end on the last Business Day of such next, second or third succeeding month. If an Eurodollar Interest Period would otherwise end on a day which is not a Business Day, such Eurodollar Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Eurodollar Interest Period shall end on the immediately preceding Business Day. Notwithstanding the foregoing, from the period from the Closing Date through the earlier of the completion of the syndication of the Obligations or 90 days after the Closing Date, at the Agent’s option, the Eurodollar Interest Period shall not exceed 14 days.

     “Eurodollar Rate” means, with respect to a Eurodollar Advance for the relevant Eurodollar Interest Period, the sum of (i) the quotient of (a) the Eurodollar Base Rate applicable to such Eurodollar Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Eurodollar Interest Period, plus (ii) the Applicable Margin.
     “Event of Default” means an event described in Article VII.
     “Excluded Taxes” means, in the case of each Lender or applicable Lending Installation and the Agent, taxes imposed on its overall net income, and franchise taxes imposed on it, by (i) the jurisdiction under the laws of which such Lender or the Agent is incorporated or organized or (ii) the jurisdiction in which the Agent’s or such Lender’s principal executive office or such Lender’s applicable Lending Installation is located.
     “Exhibit” refers to an exhibit to this Agreement, unless another document is specifically referenced.
     “Facility” means the Revolving Loan Commitments and the Revolving Loans made thereunder.
     “Federal Funds Effective Rate” means, for any day, an interest rate per annum equal to the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Chicago time) on such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent in its sole discretion.
     “Fixed Charge Coverage Ratio” is defined in Section 6.18.3.
     “Floating Rate” means, for any day, a rate per annum equal to (i) the Alternate Base Rate for such day plus (ii) the Applicable Margin, in each case changing when and as the Alternate Base Rate changes.
     “Floating Rate Advance” means an Advance which, except as otherwise provided in Section 2.10, bears interest at the Floating Rate.
     “Foreign Subsidiaries” means direct or indirect Subsidiaries of the Borrower incorporated or organized under the laws of a country other than the United States of America.
     “Funded Indebtedness” of a Person means, without duplication, such Person’s (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, bonds, debentures, acceptances, or other instruments, (v) obligations to purchase securities or other

Property arising out of or in connection with the sale of the same or substantially similar securities or Property, (vi) Capitalized Lease Obligations, (vii) indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (viii) liquidation value of all mandatorily redeemable preferred capital stock, (ix) any other obligation for borrowed money or other financial accommodation which in accordance with GAAP would be shown as a liability on the consolidated balance sheet of such Person; (x) obligations, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit or similar arrangements (but excluding performance bonds of any type, including in the form of letters of credit); and (xi) Guarantee Obligations in respect of obligations of the kind referred to in clauses (i) through (x) above. Funded Indebtedness of any Person shall include Funded Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Funded Indebtedness expressly provide that such Person is not liable therefor. In the case of the Parent’s senior exchangeable notes, Funded Indebtedness shall include the total outstanding principal amounts payable to the holders thereof. Funded Indebtedness shall not include Additional Contingent Consideration.
     “Funding Office” means the office of the Agent specified in Section 13.1 or such other office as may be specified from time to time by the Agent as its funding office by written notice to the Borrower and the Lenders.
     “GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.4.
     “Guarantee Obligation” means as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Funded Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.
     “Income Taxes” means, with reference to any period, all federal, state and local income tax expense of the Parent and its Subsidiaries, calculated on a consolidated basis for such period.
     “Interest Expense” means, with reference to any period, the interest expense of the Parent and its Subsidiaries calculated on a consolidated basis for such period, and, in the case of a Permitted Acquisition, imputed interest determined as set forth in the definition of Pro Forma Basis.
     “Investment” means (i) the purchase, holding or acquisition (including pursuant to any merger) of any Equity Interests in or evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of any other Person, (ii) the making of (or permitting to exist) any capital contribution or loans or advances to, guaranteeing the obligations of, or the making of (or permitting to exist) any investment in, any other Person, and (iii) the purchase or acquisition (in one transaction or a series of transactions) of any assts of any other Person constituting a business unit; provided that Investments shall exclude Acquisitions.
     “Issuing Lender” is defined in Section 2.2.1.
     “L/C Obligations” means at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 2.2.1.
     “Lenders” means the lending institutions listed on Schedule 1 hereto (as amended or replaced from time to time) and their respective successors and assigns. Unless otherwise specified herein, the term “Lenders” includes the Agent in its capacity as a lender.
     “Lending Installation” means, with respect to a Lender or the Agent, the office, branch, subsidiary or affiliate of such Lender or the Agent listed on Schedule 1 hereto (or any superseding Schedule 1) or otherwise selected by such Lender or the Agent pursuant to Section 2.16.
     “Letter of Credit” of a Person means a letter of credit or similar instrument which is issued by a Lender upon the application of the Borrower or any of its Subsidiaries as set forth in Section 2.2.
     “Leverage Ratio” is defined in Section 6.18.1.
     “Lien” means, with respect to any asset, any lien (statutory or other), mortgage, deed of trust, pledge, hypothecation, encumbrance or charge or security interest in, on or of such asset

(including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).
     “Loan” means, with respect to a Lender, each Revolving Loan of such Lender, and, in the case of the Swing Line Lender, the Swing Line Loan.
     “Loan Documents” means this Agreement, any Notes issued pursuant to Section 2.12 and the Collateral Documents.
     “Loan Parties” means each of the Borrower, the Parent and the Borrower’s Subsidiaries that is a party to a Loan Document.
     “Long-Term Debt” means as to any Person, all Funded Indebtedness of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Funded Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Borrower, Funded Indebtedness in respect of the Loans.
     “Material Adverse Effect” means a material adverse effect on (i) the business, Property, condition (financial or otherwise), results of operations, or prospects of the Parent, Borrower and Borrower’s Subsidiaries taken as a whole, (ii) the ability of the Parent, the Borrower and the other Loan Parties taken as a whole to perform fully and on a timely basis their obligations under any of the Loan Documents to which they are parties or (iii) the validity or enforceability in any material respect of any of the Loan Documents or the rights and remedies of the Agent or the Lenders under the Loan Documents
     “Material Indebtedness” is defined in Section 7.5.
     “Net Income” means, for any period, the consolidated net income (or loss) of the Parent, the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or requirement of law applicable to such Subsidiary.
     “Non-U.S. Lender” is defined in Section 3.5(iv).
     “Note” means any promissory note evidencing the Loans issued at the request of a Lender pursuant to Section 2.12.

     “Obligations” means all obligations of the Borrower to the Lenders, from time to time, arising under the Loan Documents, including without limitation, all unpaid principal of and accrued and unpaid interest on the Loans, all commercial and standby letters of credit and bankers acceptances issued by any Lender, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower to the Lenders or to any Lender, the Agent or any indemnified party arising under the Loan Documents.
     “Other Taxes” is defined in Section 3.5(ii).
     “Participants” is defined in Section 12.2.1.
     “Parent” means Superior Energy Services, Inc., a Delaware corporation and the sole member of the Borrower.
     “Payment Date” means the last day of each calendar month.
     “PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.
     “Permitted Acquisition” means an Acquisition permitted by the terms of Section 6.15, or otherwise consented to by the Agent and the Required Lenders.
     “Permitted Liens” is defined in Section 6.14.
     “Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.
     “Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower may have any liability.
     “Pricing Schedule” is the pricing schedule set forth on Schedule 2.
     “Prime Rate” means a rate per annum equal to the rate of interest announced from time to time by JPMorgan Chase Bank, N.A. as its prime or base rate (which is not necessarily the lowest rate charged to any customer), changing when and as said prime or base rate changes.
     “Pro Forma Basis” means, following a Permitted Acquisition, the calculation of the Funded Indebtedness, Additional Contingent Consideration and EBITDA components of the Leverage Ratio, Adjusted Leverage Ratio and Fixed Charge Coverage Ratio for the fiscal quarter in which such Permitted Acquisition occurred and each of the three fiscal quarters immediately following such Permitted Acquisition with reference to the audited historical financial results of the Person, business, division or group of assets acquired in such Permitted Acquisition (or if such audited historical financial results are not available, such management prepared financial statements as are acceptable to the Agent) and the Borrower and its Subsidiaries for the applicable test period after giving effect on a Pro Forma Basis to such Permitted Acquisition and assuming that such Permitted Acquisition had been consummated at the beginning of such test period. For purposes of calculating EBITDA on a Pro Forma Basis, the Borrower may exclude expenses reasonably believed by the Borrower will be saved as a result of the Acquisition, but only to the extent consistent with Regulation S-X of the Securities Act of 1933, as amended.
     “Pro Rata Share” means, with respect to any Lender, at any time, the percentage obtained by dividing (i) the Lender’s Revolving Loan Commitment at such time (as adjusted from time to time in accordance with the provisions of this Agreement) by (ii) the amount of the Aggregate Revolving Loan Commitment at such time; provided, however, that if all of the Revolving Loan Commitments are terminated pursuant to the terms of this Agreement, then “Pro Rata Share” means, with respect to any Lender at any time, the percentage obtained by dividing (x) the principal amount of Revolving Loans outstanding at such time (excluding the amounts outstanding on the Swing Line Loan) by (y) the aggregate principal amount of Revolving Loans outstanding hereunder at such time.
     “Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.
     “Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered into between the Borrower and any Lender or Affiliate thereof which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.
     “Rate Management Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Rate Management Transactions, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Management Transactions. The value of Rate Management Obligations at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or any of its Subsidiaries would be required to pay if the related Rate Management Transaction were terminated at such time.
     “Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.
     “Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

     “Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.
     “Required Lenders” means, at any time, Lenders whose Pro Rata Shares, in the aggregate, are greater than 50%, but in any event, at least two Lenders.
     “Reserve Requirement” means, with respect to an Eurodollar Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurocurrency liabilities.
     “Restricted Payments” means any dividend or other distribution (whether in cash, securities or other property except Equity Interests issued by the Parent or its Subsidiaries) with respect to any Equity Interests in the Parent or its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Parent or its Subsidiaries or any option, warrant or other right to acquire any such Equity Interests in the Parent or its Subsidiaries .
     “Restricted Subsidiaries” shall have the meaning set forth under the 6 7/8% Senior Notes Indenture as in effect the date hereof without giving effect to any amendment or termination thereof.
     “Revolving Loan” is defined in Section 2.1.1.
     “Revolving Loan Commitment” means, for each Lender, the obligation of such Lender to make Revolving Loans not exceeding the amount set forth on Schedule 1 under the caption “Revolving Loan Commitment” (as amended or replaced from time to time) or as set forth in any Assignment Agreement relating to any assignment that has become effective pursuant to Section 12.3, as such amount may be modified from time to time pursuant to the terms hereof.
     “Revolving Loan Termination Date” means June 14, 2011 or any earlier date upon which the Aggregate Revolving Loan Commitment is reduced to zero or otherwise terminated pursuant to the terms of Section 2.4.
     “Risk-Based Capital Guidelines” is defined in Section 3.2.
     “Schedule” refers to a specific schedule to this Agreement, unless another document is specifically referenced.
     “Section” means a numbered section of this Agreement, unless another document is specifically referenced.

     “Secured Obligations” means, collectively, (i) the Obligations and (ii) all Rate Management Obligations owing to one or more Lenders.
     “Subsidiary” means (i) any corporation, more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by the Borrower or by one or more of its Subsidiaries or by the Borrower and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization, more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.
     “Substantial Portion” means, with respect to the Property of the Borrower and its Subsidiaries, Property which (i) represents more than 10% of the consolidated assets of the Borrower and its Subsidiaries as would be shown in the consolidated financial statements of the Borrower and its Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made, or (ii) is responsible for more than 10% of the consolidated net sales or of the Net Income of the Borrower and its Subsidiaries as reflected in the financial statements referred to in clause (i) above.
     “Swing Line Lender” means JPMorgan Chase Bank, N.A., in its capacity as the lender of Swing Line Loans.
     “Swing Line Loan” is defined in Section 2.1.4.
     “Swing Line Note” means the promissory note evidencing the Swing Line Loan.
     “Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes.
     “Transferee” is defined in Section 12.4.
     “Type” means, with respect to any Advance, its nature as a Floating Rate Advance or a Eurodollar Advance.
     “Wholly-Owned Subsidiary” of a Person means (i) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.
     The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

ARTICLE II
THE CREDITS
     2.1 Revolving Loans; Swing Line Loan.
     2.1.1 Making the Revolving Loans. (a) Subject to the terms and conditions hereof and prior to the Revolving Loan Termination Date, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make revolving loans to the Borrower from time to time in amounts not to exceed in the aggregate at any one time outstanding the amount of its Revolving Loan Commitment (each individually a “Revolving Loan” and, collectively, the “Revolving Loans”). Subject to the provisions of Section 2.4(b) below, the maximum aggregate amount of the Revolving Loan Commitments shall be $325,000,000. Each Advance under this Section 2.1.1 shall consist of Revolving Loans made by each Lender ratably in proportion to such Lender’s respective Pro Rata Share, it being understood that no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Revolving Loan hereunder nor shall the Revolving Loan Commitment of any Lender be increased or decreased as a result of any such failure. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow Revolving Loans at any time prior to the Revolving Loan Termination Date. The Revolving Loan Commitments of the Lenders shall expire on the Revolving Loan Termination Date. On the Revolving Loan Termination Date, the Borrower shall repay in full the outstanding principal balance of the Revolving Loans. The Advances must be either Floating Rate Advances or Eurodollar Advances, or a combination thereof, selected by the Borrower or otherwise outstanding in accordance with Sections 2.7 and 2.8.
     (b) To the extent that a Lender’s Pro Rata Share as shown on Schedule 1 is different for such Lender’s Pro Rata Share under the 2007 Credit Agreement, such Lender hereby assigns or accepts the interests of the other Lenders’ Pro Rata Shares in order to reflect such difference; such assignment shall be without any representation or warranty by assignor and without recourse to assignor. On the Closing Date, a Lender under this Agreement who either (i) is increasing its Pro Rata Share under this Agreement over its Pro Rata Share under the 2007 Credit Agreement or (ii) is not a lender under the 2007 Credit Agreement, such Lender shall make an advance on the Closing Date sufficient to increase its Advances to its Pro Rata Share under this Agreement of the total Advances outstanding on the Closing Date. Similarly, a Lender under this Agreement who is decreasing its Pro Rata Share under this Agreement from its Pro Rata Share under the 2007 Credit Agreement shall receive an amount sufficient to reduce its Advances to its Pro Rata Share under this Agreement of the total Advances outstanding on the Closing Date. Any Eurodollar Interest Period shall be terminated as of the Closing Date and the Borrower shall pay any loss or costs incurred by a Lender as a result thereof pursuant to Section 3.4, unless waived by a Lender.
     2.1.2 Foreign Currencies. At any time prior to the Revolving Loan Termination Date, each Lender severally agrees, on terms and conditions to be set forth in an amendment to this Agreement, to make revolving loans to the Borrower in one or more foreign currencies in amounts not to exceed in the aggregate at any one time outstanding the equivalent amount of

$50,000,000. Following such request, the Borrower, Agent and Lenders shall negotiate an amendment to this Agreement specifying (i) the applicable currency or currencies, (ii) setting forth the applicable interest rates, maturity dates and repayment and prepayment terms, (iii) providing for the calculation of all financial covenants and other monetary limitations in equivalent United States Dollars, and (iv) setting forth such other provisions as the Agent and the Required Lenders shall require.
     2.1.3 [Reserved]
     2.1.4 Making the Swing Line Loan. (a) Subject to the terms and conditions hereof, the Swing Line Lender agrees to make a portion of the credit otherwise available to the Borrower under the Revolving Loan Commitments prior to the Revolving Loan Termination Date by making swing line loans (“Swing Line Loans”) to the Borrower; provided that (i) the aggregate principal amount of Swing Line Loans outstanding at any time shall not exceed $25,000,000 (notwithstanding that the Swing Line Loans outstanding at any time, when aggregated with the Swingline Lender’s other outstanding Revolving Loans, may exceed such amount) and (ii) the Borrower shall not request, and the Swing Line Lender shall not make, any Swing Line Loan if, after giving effect to the making of such Swing Line Loan, the aggregate amount of the Available Revolving Commitments would be less than zero. During the Revolving Commitment Period, the Borrower may use the Swing Line Loan by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swing Line Loans shall bear interest at the Floating Rate only.
          (b) The Borrower shall repay to the Swing Line Lender the then unpaid principal amount of each Swing Line Loan on the earlier of the Revolving Loan Termination Date and the first date after such Swing Line Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swing Line Loan is made; provided that on each date that a Revolving Loan is borrowed, the Borrower shall repay all Swing Line Loans then outstanding.
          (c) Each Swing Line Loan shall bear interest on the outstanding principal amount thereof, for each day from and including the day such Swing Line Loan is made, but excluding the date it is paid, at a rate per annum equal to the Floating Rate for such day.
     2.1.5 Procedure for Swing Line Borrowing; Refunding of Swing Line Loans. (a) Whenever the Borrower desires that the Swing Line Lender make Swing Line Loans it shall give the Swing Line Lender irrevocable notice in the manner set forth in Section 2.13 (which notice must be received by the Swing Line Lender not later than 2:00 P.M., New York City time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date (which shall be a Business Day prior to the Revolving Loan Termination Date). Each borrowing under the Swing Line Commitment shall be in an amount equal to $500,000 or a whole multiple of $100,000 in excess thereof. Not later than 3:00 P.M., New York City time, on the Borrowing Date specified in a notice in respect of Swing Line Loans, the Swing Line Lender shall make available at the Funding Office an amount in immediately available funds equal to the amount of the Swing Line Loan to be made by the Swing Line Lender. The Agent shall make the proceeds of such Swing Line Loan available to the Borrower on such Borrowing Date by depositing such proceeds in the account of the Borrower with the Agent on such Borrowing Date in immediately available funds.
          (b) The Swing Line Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swing Line Lender to act on its behalf), on one Business Day’s notice given by the Swing Line Lender no later than 12:00 Noon, New York City time, request each Lender to make, and each Lender hereby agrees to make, a Revolving Loan, in an amount equal to such Lender’s Pro Rata Share of the aggregate amount of the Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date of such notice, to repay the Swing Line Lender. Each Lender shall make the amount of such Revolving Loan available to the Agent at the Funding Office in immediately available funds, not later than 10:00 A.M., New York City time, one Business Day after the date of such notice. The proceeds of such Revolving Loans shall be immediately made available by the Agent to the Swing Line Lender for application by the Swing Line Lender to the repayment of the Refunded Swing Line Loans. The Borrower irrevocably authorizes the Swing Line Lender to charge the Borrower’s accounts with the Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swing Line Loans to the extent amounts received from the Lenders are not sufficient to repay in full such Refunded Swing Line Loans.
          (c) If prior to the time a Revolving Loan would have otherwise been made pursuant to Section 2.1.5(b), one of the events described in Section 7.6 or 7.7 shall have occurred and be continuing with respect to the Borrower or if for any other reason, as determined by the Swing Line Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 2.1.5(b), each Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 2.1.5(b), purchase for cash an undivided participating interest in the then outstanding Swing Line Loans by paying to the Swing Line Lender an amount (the “Swing Line Participation Amount”) equal to (i) such Lender’s Pro Rata Share times (ii) the sum of the aggregate principal amount of Swing Line Loans then outstanding that were to have been repaid with such Revolving Loans.
          (d) Whenever, at any time after the Swing Line Lender has received from any Lender such Lender’s Swing Line Participation Amount, the Swing Line Lender receives any payment on account of the Swing Line Loans, the Swing Line Lender will distribute to such Lender its Swing Line Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swing Line Loans then due); provided, however, that in the event that such payment received by the Swing Line Lender is required to be returned, such Lender will return to the Swing Line Lender any portion thereof previously distributed to it by the Swing Line Lender.
          (e) Each Lender’s obligation to make the Loans referred to in Section 2.1.5(b) and to purchase participating interests pursuant to Section 2.1.5(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Lender or the Borrower may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (ii)

the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 4, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.
     2.2 Letters of Credit.
     2.2.1 Issuance of Letters of Credit. From and including the Closing Date, the Agent or, with the approval of the Borrower, any Lender (the “Issuing Lender”) shall issue one or more Letters of Credit for the account of the Borrower or any of its Subsidiaries, pursuant to the Issuing Lender’s standard form of application for letters of credit. The aggregate face amount of all outstanding Letters of Credit (i) shall constitute a portion of the Aggregate Loan Commitments (thereby reducing the Revolving Loan Commitments available for Revolving Loans on a dollar-for-dollar basis), and (ii) shall not exceed $150,000,000. If the expiry date of a Letter of Credit is initially after the Revolving Loan Termination Date, and if the Revolving Loan Termination Date is not extended to a date after the expiry date of the Letter of Credit, then the Borrower shall, not later than five Business Days prior to the Revolving Loan Termination Date, either cause the Letter of Credit to be returned to the Issuing Lender, or secure the Letter of Credit by delivering to the Issuing Lender, for the benefit of the Lenders, one of the following: (i) cash in an amount equal to 105% of the face amount of the Letter of Credit which shall be held in pledge until the Letter of Credit is paid or expires without being drawn upon; or (ii) a backup letter of credit issued by a financial institution acceptable to the Agent and the Issuing Lender in their sole discretion, for the benefit of the Issuing Lender, in the face amount of the Letter of Credit and on terms satisfactory to the Agent and the Issuing Lender.
     2.2.2 Risk Participation. Immediately upon the issuance of a Letter of Credit by the Issuing Lender, each other Lender shall be deemed to have automatically, unconditionally and irrevocably (except as provided for in Section 10.8) purchased from the Issuing Lender an undivided interest and participation in such Letter of Credit, the obligations in respect thereof, and the liability of the Issuing Lender, equal to the face amount of such Letter of Credit multiplied by such Lender’s Pro Rata Share.
     2.2.3 Letter of Credit Fees. (a) The Borrower agrees to pay the Issuing Lender a fronting fee in an amount agreed between the Borrower and the Issuing Lender (but not less than 0.125% per annum on the face amount of the Letter of Credit), payable quarterly in arrears on the last day of each calendar quarter, for the term of the Letter of Credit, together with the Issuing Lender’s customary letter of credit issuance and processing fees. The fronting fee and customary letter of credit issuance and processing fees shall be retained by the Issuing Lender and shall not be shared with the other Lenders.
     (b) In addition, the Borrower agrees to pay the Agent a fee equal to the Applicable Letter of Credit Fee Rate (on a per annum basis) shown on the Pricing Schedule times the aggregate face amount of all outstanding Letters of Credit (as reduced from time to time), payable quarterly in arrears on the last day of each calendar quarter, for the term of the Letter of Credit and shall be shared by the Issuing Lender and the other Lenders on the basis of each Lender’s Pro Rata Share.

     2.2.4 Guaranty of Subsidiaries. The Borrower hereby absolutely and unconditionally guarantees the prompt and punctual payment of all Obligations of all Subsidiaries to the Agent and Lenders arising from the issuance of any Letters of Credit for the account of one or more Subsidiaries.
     2.3 Reserved.
     2.4 Commitment Fee; Reductions in Aggregate Loan Commitments; Other Fees. (a) The Borrower agrees to pay to the Agent, to be shared by the Lenders on the basis of each Lender’s Pro Rata Share, a commitment fee at a per annum rate equal to the Applicable Fee Rate on the daily unused portion of the Aggregate Revolving Loan Commitment from the date hereof to and including the Revolving Loan Termination Date, payable quarterly in arrears on last day of each calendar quarter hereafter and on the Revolving Loan Termination Date. For the purposes hereof, “unused portion” shall mean the Aggregate Revolving Loan Commitment, minus the aggregate principal amount outstanding on all Revolving Loans, minus the aggregate face amount of all outstanding Letters of Credit. Swing Line Loans shall not count as usage of any Lender’s Revolving Loan Commitment for purposes of calculating the commitment fee due hereunder.
     (b) The Borrower may permanently reduce the Aggregate Revolving Loan Commitment in whole, or in part ratably among the Lenders in integral multiples of $1,000,000, upon at least five Business Days’ written notice to the Agent, which notice shall specify the amount of any such reduction, provided, however, that the amount of the Aggregate Revolving Loan Commitment may not be reduced below the aggregate principal amount of the outstanding Revolving Loans, the Swing Line Loan and the aggregate face amount of all outstanding Letters of Credit. All accrued commitment fees shall be payable on the effective date of any termination of the obligations of the Lenders to make Revolving Loans hereunder.
     (c) The Borrower agrees to pay to the Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Agent and to perform any other obligations contained therein.
     2.5 Minimum Amount of Each Loan Advance. Each Eurodollar Advance shall be in the minimum amount of $1,000,000 (and in multiples of $100,000 if in excess thereof), and each Floating Rate Advance (other than an Advance to repay a Swing Line Loan) shall be in the minimum amount of $200,000 (and in multiples of $100,000 if in excess thereof), provided, however, that any Floating Rate Advance may be in the amount of the unused Aggregate Revolving Loan Commitment.
     2.6 Optional Prepayments. The Borrower may from time to time pay, without penalty or premium, in a minimum aggregate amount of $1,000,000 or any integral multiple of $100,000 in excess thereof, any portion of the outstanding Floating Rate Advances (or the full outstanding balance of all Floating Rate Advances, if less than such minimum), upon one Business Days’ prior notice to the Agent. The Borrower may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.4 but otherwise without penalty or premium, in a minimum aggregate amount of $1,000,000 or any integral multiple of $100,000 in excess thereof, any portion (or the full outstanding balance of all Eurodollar Advances, if less than such minimum) of the outstanding Eurodollar Advances upon five Business Days’ prior notice to the Agent. Prepayments shall be applied as provided in Section 2.11.
     2.7 Method of Selecting Types and Eurodollar Interest Periods. The Borrower shall select the Type of Advance and, in the case of each Eurodollar Advance, the Eurodollar Interest Period applicable thereto from time to time. The Borrower shall give the Agent irrevocable notice in the manner set forth in Section 2.13 (a “Borrowing Notice”) not later than 12:00 p.m. (New York City time) at least one Business Day before the Borrowing Date of each Floating Rate Advance (other than a Swing Line Loan) and three Business Days before the Borrowing Date for each Eurodollar Advance, specifying:
(i)	the Borrowing Date, which shall be a Business Day, of such Advance;

(ii)	the aggregate amount of such Advance;

(iii)	the Type of Advance selected; and

(iv)	in the case of each Eurodollar Advance, the Eurodollar Interest Period applicable thereto.
Not later than 1:00 p.m., New York City time on each Borrowing Date, each Lender shall make available its Loan or Loans in funds immediately available in New York City to the Agent at the Funding Office. The Agent will make the funds so received from the Lenders available to the Borrower at the Agent’s aforesaid address. The Borrower shall not be entitled to more than six Eurodollar Rate tranches and one Floating Rate tranche at any one time on the Revolving Loans.
     2.8 Conversion and Continuation of Outstanding Advances. Floating Rate Advances (other than Swing Line Loans) shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Eurodollar Advances pursuant to this Section 2.8 or are repaid. Each Eurodollar Advance shall continue as a Eurodollar Advance until the end of the then applicable Eurodollar Interest Period therefor, at which time such Eurodollar Advance shall be automatically converted into a Floating Rate Advance unless (x) such Eurodollar Advance is or was repaid in accordance with Section 2.6 or (y) the Borrower shall have given the Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Eurodollar Interest Period, such Eurodollar Advance continue as a Eurodollar Advance for the same or another Eurodollar Interest Period. Subject to the terms of Section 2.5, the Borrower may elect from time to time to convert all or any part of a Floating Rate Advance into a Eurodollar Advance. The Borrower shall give the Agent irrevocable notice in the manner set forth in Section 2.13 (a “Conversion/Continuation Notice”) of each conversion of a Floating Rate Advance into a Eurodollar Advance or continuation of a Eurodollar Advance not later than 12:00 p.m. (New York City time) at least three Business Days prior to the date of the requested conversion or continuation, specifying:
(i)	the requested date, which shall be a Business Day, of such conversion or continuation,

(ii)	the aggregate amount and Type of the Advance which is to be converted or continued, and

(iii)	the amount of such Advance which is to be converted into or continued as a Eurodollar Advance and the duration of the Eurodollar Interest Period applicable thereto.
     2.9 Changes in Interest Rate, etc. Each Floating Rate Advance (other than a Swing Line Loan) shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is automatically converted from a Eurodollar Advance into a Floating Rate Advance pursuant to Section 2.8, to but excluding the date it is paid or is converted into a Eurodollar Advance pursuant to Section 2.8 hereof, at a rate per annum equal to the Floating Rate for such day. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Eurodollar Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Eurodollar Interest Period applicable thereto to (but not including) the last day of such Eurodollar Interest Period at the interest rate determined by the Agent as applicable to such Eurodollar Advance based upon the Borrower’s selections under Sections 2.7 and 2.8 and otherwise in accordance with the terms hereof. No Eurodollar Interest Period with respect to any Revolving Loan may end after the Revolving Loan Termination Date. The Borrower shall use commercially reasonable efforts to select Eurodollar Interest Periods so that it is not necessary to repay any portion of a Eurodollar Advance prior to the last day of the applicable Eurodollar Interest Period in order to make a mandatory repayment required by this Agreement.
     2.10 Rates Applicable After Default. Notwithstanding anything to the contrary contained in Section 2.7 or 2.8, during the continuance of an Event of Default or Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that no Advance may be made as, converted into or continued as a Eurodollar Advance. During the continuance of an Event of Default under Section 7.2, 7.6 or 7.7 (i) each Eurodollar Advance (in the case of an Event of Default under Section 7.2, with respect to which such Event of Default shall exist) shall bear interest for the remainder of the applicable Eurodollar Interest Period at the rate otherwise applicable to such Eurodollar Interest Period plus 2% per annum and (ii) each Floating Rate Advance (in the case of an Event of Default under Section 7.2, with respect to which such Event of Default shall exist) shall bear interest at a rate per annum equal to the Floating Rate in effect from time to time plus 2% per annum.
     2.11 Method of Payment. (a) Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any fees (except as set forth in any agreement governing the payment thereof) and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Pro Rata Shares, as the case may be, of the relevant Lenders.
          (b) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Lenders. Amounts prepaid on account of Revolving Loans may be reborrowed as provided in this Agreement.

          (c) All payments of the Secured Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Agent at the Agent’s address specified pursuant to Article XIII, or at any other Lending Installation of the Agent specified in writing by the Agent to the Borrower, by 1:00 p.m. (New York City time) on the date when due and, shall (except with respect to repayment of the Swing Line Loan) be applied ratably by the Agent among the Lenders. Each payment delivered to the Agent for the account of any Lender shall be delivered promptly by the Agent to such Lender in the same type of funds that the Agent received at the Funding Office or at any Lending Installation specified in a notice received by the Agent from such Lender. The Agent is hereby authorized to charge the account of the Borrower maintained with the Agent for each payment of principal, interest and bank fees as they become due hereunder; all other fees due hereunder shall be paid by Borrower upon the receipt of an invoice at Borrower’s address.
     2.12 Noteless Agreement; Evidence of Obligations. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Obligations of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
          (b) The Agent shall also maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type thereof and the Eurodollar Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Agent hereunder from the Borrower and each Lender’s share thereof.
          (c) The entries maintained in the accounts maintained pursuant to paragraphs (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.
          (d) Any Lender may request that its Revolving Loans or the Swing Line Lender may request that its Swing Line Loan, be evidenced by a Note. In such event, the Borrower shall execute and deliver to such Lender a Note for such Loans payable to the order of such Lender in a form supplied by the Agent and acceptable to such Lender. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after any assignment pursuant to Section 12.3) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 12.3, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in paragraphs (a) and (b) above.
     2.13 Advance Notices. The Borrower hereby authorizes the Lenders and the Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on email, facsimile or telephonic notices made by any person or persons the Agent in good faith believes to be acting on behalf of the Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices and Conversion/Continuation Notices to be given in such manner. If the Borrower elects to provide telephonic notice as set forth herein, the Borrower agrees to deliver promptly to the Agent a written confirmation, if such confirmation is requested by the Agent, of each telephonic notice signed by an Authorized Officer. If the written confirmation of the telephonic notice differs in any material respect from the action taken by the Agent and the Lenders, the records of the Agent shall govern absent manifest error.
     2.14 Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Floating Rate Advance shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof and at maturity. Interest at the Floating Rate shall be calculated for actual days elapsed on the basis of a 365-day (366-day in leap year) basis. Interest accrued on each Eurodollar Advance shall be payable on the last day of its applicable Eurodollar Interest Period (or if the applicable Eurodollar Interest Period is greater than three months, on the last day of the third month of such Eurodollar Interest Period), on any date on which the Eurodollar Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest at the Eurodollar Rate and commitment fees shall be calculated for actual days elapsed on the basis of a 360-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (local time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.
     2.15 Notification of Advances, Interest Rates, Prepayments and Commitment Reductions. Promptly after receipt thereof, the Agent will notify each Lender of the contents of each Aggregate Revolving Loan Commitment reduction notice, Borrowing Notice, Conversion/ Continuation Notice, and repayment notice received by it hereunder. The Agent will notify each Lender of the interest rate and Eurodollar Interest Period applicable to each Eurodollar Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.
     2.16 Lending Installations. Each Lender may book its Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Loans and any Notes issued hereunder shall be deemed held by each Lender for the benefit of any such Lending Installation. Each Lender may, by written notice to the Agent and the Borrower in accordance with Article XIII, designate replacement or additional Lending Installations through which Loans will be made by it and for whose account Loan payments are to be made.
     2.17 Non-Receipt of Funds by the Agent. Unless the Borrower or a Lender, as the case may be, notifies the Agent prior to the date on which it is scheduled to make payment to the Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal or interest to the Agent for the account of the Lenders, that it does not intend to make such payment, the Agent may assume that such payment has been made. The Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Agent, the recipient of such payment shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the Federal Funds Effective Rate for such day for the first three days and, thereafter, the interest rate applicable to the relevant Loan or (y) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.
     2.18 Collateral and Guarantees. (a) The Secured Obligations shall be secured by the following on a pari passu basis:
(i)	first priority perfected security interest in all inventory, accounts, equipment, instruments, chattel paper, documents, general intangibles (and proceeds thereof and in the case of inventory, all products thereof) of the Borrower or any Domestic Subsidiary having assets with a total book value exceeding $15,000,000 as of the date hereof;

(ii)	first priority perfected ship mortgage on the liftboats, derrick barge and other large vessels owned by the Borrower or any Domestic Subsidiary as of the date of the 2007 Credit Agreement (as defined in Recital A hereof).

(iii)	first priority perfected security interest in all outstanding shares of stock or partnership or membership interests, as the case may be, of each Domestic Subsidiary having assets with a total book value exceeding $15,000,000 as of the date hereof;

(iv)	first priority perfected security interest in 66% of the outstanding equity interests of each Foreign Subsidiary owned directly by the Borrower or a Domestic Subsidiary (or if the Borrower or the Domestic Subsidiaries shall own less than 66% of the outstanding equity interests, then all of the equity interests owned by them) and having assets with a total book value exceeding $15,000,000 as of the date hereof; and

(v)	first priority perfected security interest in the Parent’s entire membership interest of the Borrower;

(vi)	joint and several guaranties by each of the Domestic Subsidiaries having assets with a total book value exceeding $15,000,000 as of the date hereof; and

(vii)	joint and several guaranty by the Parent.
            (b) In the case of any Domestic Subsidiary that is not previously subject to the collateral requirements set forth in Section 2.18(a) but which has assets with a total book value exceeding $25,000,000 at the end of any fiscal quarter after the Closing Date, the Borrower covenants and agrees to execute or cause to be executed, within 60 days after the end of such fiscal quarter, Collateral Documents reasonably required by the Agent in order to subject such Domestic Subsidiary to the collateral requirements set forth in Section 2.18(a). Once a Domestic Subsidiary has executed Collateral Documents, the Collateral Documents for that Domestic Subsidiary shall remain in effect irrespective of the total book value of its assets.

     2.19 Defaulting Lender. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
          (a) Fees shall cease to accrue on the unfunded portion of the Revolving Loan Commitment of such Defaulting Lender.
          (b) The Commitment amounts outstanding on the Loans of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 8.2); provided that any waiver, amendment or modification requiring the consent of all Lenders, or each affected Lender which affects such Defaulting Lender differently than other affected Lenders, shall require the consent of such Defaulting Lender.
          (c) If required by the Swing Line Lender, the Borrowers shall promptly post cash collateral to the Swing Line Lender or enter into other arrangements reasonably satisfactory to the Swing Line Lender to eliminate the Swing Line Lender’s risk with respect to the participation of the Defaulting Lender in the Swing Line Exposure, and the Swing Line Lender shall not be required to make any Swing Line Loans until the foregoing has been completed.
          (d) If required by any Issuing Lender, the Borrowers shall promptly post cash collateral to the Issuing Lender or enter into other arrangements reasonably satisfactory to the Issuing Lender to eliminate the Issuing Lender’s risk with respect to the participation by the Defaulting Lender in Letters of Credit, and the Issuing Lender shall not be required to issue any Letters of Credit until the foregoing has been completed.
          (e) So long as any Lender is a Defaulting Lender, the Swing Line Lender shall not be required to fund any Swing Line Loan and any Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower.
          (f) any amount payable to such Defaulting Lender under this Agreement (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to this Agreement, shall, in lieu of being distributed to such Defaulting Lender, be retained by the Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder, (ii) second, to the payment of any amounts owing by such Defaulting Lender to the Swing Line Lender or any Issuing Lender hereunder, (iii) third, to the cash collateralization of any participating interest in any Swing Line Loan or Letter of Credit (in which case any cash collateral posted by the Borrower pursuant to this Section 2.19 shall be released to the Borrower in an equal amount), (iv) fourth, if so determined by the Agent, held in such account as cash collateral for future funding obligations of the Defaulting Lender under this Agreement, (v) fifth, pro rata, to the payment of any amounts owing to the Borrower or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by the Borrower or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, (vi) sixth, to the funding of any Revolving Loan for the account of the Defaulting Lender, and (vii) seventh, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction.
          (g) In the event that the Agent, the Borrower, any Issuing Lender and the Swing Line Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the foregoing provisions of this Section 2.19 shall no longer apply.
          (h) The Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, require that the Defaulting Lender assign without recourse (in accordance with and subject to the restrictions set forth in Article XII of this Agreement in the case of voluntary assignments by a Lender) all of its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender); provided, that (i) such assignee shall have received the prior written approval of the Borrower and the Agent, which consent shall not be unreasonably withheld, and (ii) such Defaulting Lender shall have received payment of an amount equal to the outstanding principal amount of all Obligations owed to it, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (in the case of such outstanding principal and accrued interest) and from the Borrower (in the case of all other amounts).
     Section 2.20 2007 Credit Agreement. Inasmuch as this Agreement is an amendment and restatement of the 2007 Credit Agreement, all Advances outstanding (whether on the Revolving Loan or Swing Line Loan) and Letters of Credit outstanding on the Closing Date will remain outstanding, with the Pro Rata Shares of the Lenders being reallocated in accordance with their respective Commitments as shown on Schedule 1 hereto.

ARTICLE III
YIELD PROTECTION; TAXES
     3.1 Yield Protection. If, on or after the date of this Agreement, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or applicable Lending Installation with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:
     (i) subjects any Lender or any applicable Lending Installation to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to any Lender in respect of its Eurodollar Advances, or
     (ii) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Advances), or
     (iii) imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining its Eurodollar Advances or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with its Eurodollar Advances, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of Eurodollar Advances held or interest received by it, by an amount deemed material by such Lender, and the result of any of the foregoing is to increase the cost to such Lender or applicable Lending Installation of making or maintaining its Eurodollar Advances or Commitment or to reduce the return received by such Lender or applicable Lending Installation in connection with such Eurodollar Advances or Commitment, then, within 15 days of demand by such Lender, the Borrower shall pay such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction in amount received.
     3.2 Changes in Capital Adequacy Regulations. If a Lender determines the amount of capital required or expected to be maintained by such Lender, any Lending Installation of such Lender or any corporation controlling such Lender is increased as a result of a Change, then, within 15 days of demand by such Lender, the Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender determines is attributable to this Agreement, its Loans or its Commitment to make Loans hereunder (after taking into account such Lender’s policies as to capital adequacy). “Change” means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender. “Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled “International Convergence of Capital Measurements and Capital Standards,” including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.
     3.3 Availability of Types of Advances. If any Lender reasonably determines that maintenance of its Eurodollar Advances at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or if the Required Lenders determine that (i) deposits of a type and maturity appropriate to match fund Eurodollar Advances are not available or (ii) the interest rate applicable to Eurodollar Advances does not accurately reflect the cost of making or maintaining Eurodollar Advances, then the Agent shall suspend the availability of Eurodollar Advances and require any affected Eurodollar Advances to be repaid or converted to Floating Rate Advances, subject to the payment of any funding indemnification amounts required by Section 3.4.
     3.4 Funding Indemnification. If any payment of a Eurodollar Advance occurs on a date which is not the last day of the applicable Eurodollar Interest Period, whether because of acceleration, prepayment or otherwise (but excluding a mandatory prepayment under Section 2.7.2), or a Eurodollar Advance is not made on the date specified by the Borrower for any reason other than default by the Lenders, the Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurodollar Advance.
     3.5 Taxes. (a) All payments by the Borrower to or for the account of any Lender or the Agent hereunder or under any Note shall be made free and clear of and without deduction for any and all Taxes. If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or the Agent, (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.5) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) the Borrower shall make such deductions, (c) the Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (d) the Borrower shall furnish to the Agent the original copy of a receipt evidencing payment thereof within 30 days after such payment is made.
     (b) In addition, the Borrower hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note (“Other Taxes”).

     (c) The Borrower hereby agrees to indemnify the Agent and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 3.5) paid by the Agent or such Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within 30 days of the date the Agent or such Lender makes demand therefor pursuant to Section 3.6.
     (d) Each Lender that is not incorporated under the laws of the United States of America or a state thereof (each a “Non-U.S. Lender”) agrees that it will, not less than ten Business Days after becoming a party to this Agreement, (i) deliver to each of the Borrower and the Agent two duly completed copies of United States Internal Revenue Service Form 1001 or 4224, certifying in either case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, and (ii) deliver to each of the Borrower and the Agent a United States Internal Revenue Form W-8 or W-9, as the case may be, and certify that it is entitled to an exemption from United States backup withholding tax. Each Non-U.S. Lender further undertakes to deliver to each of the Borrower and the Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Borrower or the Agent. All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises the Borrower and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.
     (e) For any period during which a Non-U.S. Lender has failed to provide the Borrower with an appropriate form pursuant to clause (iv), above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Lender shall not be entitled to indemnification under this Section 3.5 with respect to Taxes imposed by the United States; provided that, should a Non-U.S. Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under clause (d), above, the Borrower shall take such steps as such Non-U.S. Lender shall reasonably request to assist such Non-U.S. Lender to recover such Taxes.
     (f) Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Borrower (with a copy to the Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

     (g) If the U.S. Internal Revenue Service or any other governmental authority of the United States or any other country or any political subdivision thereof asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify the Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Lender shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Agent under this subsection, together with all costs and expenses related thereto (including attorneys fees and time charges of attorneys for the Agent, which attorneys may be employees of the Agent). The obligations of the Lenders under this Section 3.5(g) shall survive the payment of the Obligations and termination of this Agreement.
     3.6 Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurodollar Advances to reduce any liability of the Borrower to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of Eurodollar Advances under Section 3.3, so long as such designation is not, in the judgment of such Lender, disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Agent) as to the amount due, if any, under Section 3.1, 3.2, 3.4 or 3.5. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurodollar Advance shall be calculated as though each Lender funded its Eurodollar Advance through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower of such written statement. The obligations of the Borrower under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement.
     3.7 Replacement of Lender. If the Borrower is required pursuant to Section 3.1, 3.2 or 3.5 to make any additional payment to any Lender or if any Lender’s obligation to make or continue, or to convert Floating Rate Advances into, Eurodollar Advances shall be suspended pursuant to Section 3.3 (any Lender so affected, an “Affected Lender”), or if any Lender becomes a Defaulting Lender, then the Borrower may elect upon notice to such Lender and the Administrative Agent, to replace such Lender (the “Affected Lender”) as a Lender party to this Agreement, provided that no Event of Default or Default shall have occurred and be continuing at the time of such replacement, and provided further that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower and the Agent shall agree, as of such date, to purchase for cash the Advances and other Obligations due to the Affected Lender pursuant to an assignment substantially in the form of Exhibit B and to become a Lender for all purposes under this Agreement and to assume all obligations of the Affected Lender to be terminated as of such date and to comply with the requirements of Section 12.2 applicable to assignments, and (ii) the Borrower shall pay to such Affected Lender in same day funds on the day of such replacement (A) all interest, fees and other amounts then accrued but unpaid to such Affected Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Affected Lender under Sections 3.1, 3.2 and 3.5, and (B) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 3.4 had the Loans of such Affected Lender been prepaid on such date rather than sold to the replacement Lender.

ARTICLE IV
CONDITIONS PRECEDENT
     4.1 Effectiveness; Conditions Precedent to Advances. This Agreement shall be effective upon the Agent’s receipt of the following, in form and substance satisfactory to the Agent:
(i)	Credit Agreement. The Agent shall have received this Agreement, executed and delivered by the Agent, the Parent, the Borrower and the Lenders.

(ii)	Notes. The Lenders shall have received their respective Notes executed by the Borrower evidencing the Loans.

(iii)	Collateral Documents. The Agent shall have received amendments to the Collateral Documents reflecting the execution and delivery of this Agreement, together with any additional Collateral Documents set forth in Section 2.18(a) hereof.

(iv)	Legal Opinions. The Agent shall have received the legal opinion of Jones, Walker, Waechter, Poitevent, Carrere & Denegre L.L.P., Louisiana counsel to the Parent, Borrower and its Subsidiaries, in the form and substance satisfactory to the Agent. Such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Agent may reasonably require.

(v)	Entity Documents. Copies of the certificate of incorporation and bylaws of the Parent, articles of organization (or certificate of formation) and operating agreement (or limited liability company agreement) of Borrower, and the corresponding organization documents of all of Borrower’s Domestic Subsidiaries, together with all amendments, each certified by the Secretary or Assistant Secretary of Parent or Borrower, and a certificate of good standing or existence for the Parent, Borrower and Borrower’s Domestic Subsidiaries, each certified by the appropriate governmental officer in its jurisdiction of incorporation, and copies of the articles of incorporation of any foreign Subsidiary, together with all amendments certified by the secretary of said Subsidiary, but only to the extent of any changes from the date of the 2007 Credit Agreement.

(vi)	Closing Certificates. Closing certificates by the Secretary or Assistant Secretary of the Parent, Borrower and the authorized person for each Subsidiary, of its Board of Directors’ resolutions or consent of members or partners, and of resolutions or actions of any other body authorizing the execution of the Loan Documents to which the Parent, Borrower or any of Borrower’s Subsidiaries is a party, including an incumbency certificate, executed by the Secretary or Assistant Secretary of the Borrower, which shall identify by name and title of the

Authorized Officers and any other officers of the Borrower authorized to sign the Loan Documents to which the Borrower is a party, upon which certificate the Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower.

(vii)	Other Documents. Such other documents as any Lender or its counsel may have reasonably requested.

(viii)	Fees. Payment of any upfront fee set forth in Section 2.4(c).

(ix)	No Default. There exists no Default or Event of Default under the 2007 Credit Agreement.

(x)	No Material Change. No Material Adverse Effect relating to the Parent, Borrower and Borrower’s Subsidiaries has occurred since March 31, 2009.

(x)	Pro Rata Shares Adjustment. The payments of any amounts due pursuant to Section 2.1.1(b).
     4.2 Each Advance. The Lenders shall not (except as otherwise set forth in Section 2.1.4 with respect to Revolving Loans for the purpose of repaying Swing Line Loans) be required to make any Advance unless on the applicable Borrowing Date:
(i)	There exists no Event of Default or Default.

(ii)	The representations and warranties contained in Article V or in any other Loan Documents are true and correct in all material respects as of such Borrowing Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects on and as of such earlier date.

(iii)	All matters incident to the making of such Advance shall be satisfactory to the Lenders and their counsel.

(iv)	No Material Adverse Effect has occurred since the Closing Date or the date of any consolidated financial statements of the Parent submitted subsequent to the Closing Date.
     Each Borrowing Notice and each Conversion/Continuation Notice with respect to each such Advance shall constitute a representation and warranty by the Parent and Borrower that the conditions contained in Sections 4.2(i) and (ii) have been satisfied.

ARTICLE V
REPRESENTATIONS AND WARRANTIES
     The Parent and Borrower represent and warrant to the Lenders that:
     5.1 Existence and Standing. The Parent is a corporation, the Borrower is a limited liability company, and each of the Borrower’s Subsidiaries is a corporation, partnership or limited liability company duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except where such failure could not reasonably be expected to have a Material Adverse Effect.
     5.2 Authorization and Validity. Each of the Parent, Borrower and Borrower’s Subsidiaries has the power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by the Parent, Borrower, and Borrower’s Subsidiaries of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper corporate or company proceedings, and the Loan Documents to which the Parent, Borrower, and Borrower’s Subsidiaries is a party constitute legal, valid and binding obligations of the Parent, Borrower, and Borrower’s Subsidiaries enforceable against the Parent, Borrower, and Borrower’s Subsidiaries in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.
     5.3 No Conflict; Government Consent. Neither the execution and delivery by the Parent, Borrower, and Borrower’s Subsidiaries of the Loan Documents to which it is a party, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Parent, Borrower, or any of Borrower’s Subsidiaries or (ii) the Parent’s, Borrower’s, or any Subsidiary’s articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by-laws, or operating or other management agreement, as the case may be, or (iii) the provisions of any indenture, instrument or agreement to which the Parent, Borrower, or any of Borrower’s Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of the Parent, Borrower, or Borrower’s Subsidiaries pursuant to the terms of any such indenture, instrument or agreement, except where such failure could not reasonably be expected to have a Material Adverse Effect. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by the Parent, Borrower, or any of Borrower’s Subsidiaries, is required to be obtained by the Parent, Borrower, or any of Borrower’s Subsidiaries in connection with the execution and delivery of the Loan Documents, the Advances under this Agreement, the payment and performance by the Borrower of the Secured Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents.
     5.4 Financial Statements(a) . The audited December 31, 2008 and the unaudited March 31, 2009 consolidated financial statement of the Parent and its consolidated Subsidiaries heretofore delivered to the Lenders fairly present, in all material respects, the consolidated financial condition and consolidated results operations of the Parent and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end adjustments and the absence of footnotes in the case of the unaudited statements.
     5.5 Material Adverse Change. Since December 31, 2008 there has been no change in the business, Property, prospects, condition (financial or otherwise) or results of operations of the Parent and its Subsidiaries, taken as a whole, which could reasonably be expected to have a Material Adverse Effect.
     5.6 Taxes. The Parent, Borrower, and Borrower’s Subsidiaries have filed or caused to be filed all United States federal tax returns or extensions relating thereto and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Parent, Borrower, or any of Borrower’s Subsidiaries, except (a) such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with GAAP, or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect. The charges, accruals and reserves on the books of the Parent, the Borrower and Borrower’s Subsidiaries in respect of any taxes or other governmental charges are adequate.
     5.7 Litigation and Contingent Obligations. There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting the Parent, the Borrower or Borrower’s Subsidiaries which could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of any Loans. Other than any liability incident to any litigation, arbitration or proceeding which could not reasonably be expected to have a Material Adverse Effect, neither the Parent, the Borrower nor Borrower’s Subsidiaries has any material contingent obligations not provided for or disclosed in the financial statements referred to in Section 5.4, except for Additional Contingent Consideration that may be payable in connection with an Acquisition.
     5.8 Subsidiaries. The Borrower is the sole Subsidiary of the Parent, and the Parent owns all of the membership interest of the Borrower. Schedule 3 contains an accurate list of all Subsidiaries of the Parent and Borrower (as of the Closing Date), setting forth their respective jurisdictions of organization and the percentage of their respective capital stock or other ownership interests owned by the Borrower or other Subsidiaries. All of the issued and outstanding shares of capital stock or other ownership interests of such Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable.
     5.9 ERISA. Each Plan complies in all material respects with all applicable requirements of law and regulations, no Reportable Event has occurred with respect to any Plan,

and the Borrower has not withdrawn from any Plan or initiated steps to do so, and no steps have been taken to reorganize or terminate any Plan. Neither the Parent nor the Borrower is an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code), and neither the execution of this Agreement nor the making of Loans hereunder gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.
     5.10 Accuracy of Information. No information, exhibit or report furnished by the Parent, the Borrower or Borrower’s Subsidiaries in writing to the Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not materially misleading.
     5.11 Material Agreements. Neither the Parent, the Borrower nor any of Borrower’s Subsidiaries is a party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect if the Parent, the Borrower or Borrower’s Subsidiaries complies with the terms thereof. Neither the Parent, the Borrower nor any of Borrower’s Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect or (ii) any agreement or instrument evidencing or governing Funded Indebtedness.
     5.12 Compliance With Laws. To the best of the knowledge of the officers of the Parent and Borrower, the Parent, the Borrower and Borrower’s Subsidiaries have complied with all laws, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property, including, without limitation, Regulation U, T and X of the Board of Governors of the Federal Reserve System, and all Environmental Laws, except for any failure to comply with any of the foregoing which could not reasonably be expected to have a Material Adverse Effect. Margin stock (as defined in Regulation U) constitutes less than 25% of the value of those assets of the Parent, the Borrower and Borrower’s Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder.
     5.13 Ownership of Properties. On the date of this Agreement and on the Closing Date, the Parent, the Borrower and Borrower’s Subsidiaries will have good title, free of all Liens other than Permitted Liens, to all of the Property and assets reflected in the Parent’s most recent consolidated financial statements provided to the Agent as owned by the Parent, the Borrower and Borrower’s Subsidiaries, excluding sales in the ordinary course since that date.
     5.14 Environmental Matters. In the ordinary course of its business, the officers of the Borrower consider the effect of Environmental Laws on the business of the Parent, the Borrower and Borrower’s Subsidiaries, in the course of which they identify and evaluate potential risks and liabilities accruing due to Environmental Laws. On the basis of this consideration, the Parent and Borrower have concluded that they are aware of no non-compliance with the Environmental Laws that could reasonably be expected to have a Material Adverse Effect. Neither the Parent, the Borrower nor any of Borrower’s Subsidiaries has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.
     5.15 Investment Company Act. Neither the Parent, the Borrower nor any of Borrower’s Subsidiaries is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.
     5.16 Solvency. (i) On the date hereof and immediately following the making of each Loan, if any, made on the date hereof and after giving effect to the application of the proceeds of such Loans, (a) the fair value of the assets of the Borrower and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, of the Borrower and its Subsidiaries, on a consolidated basis; (b) the present fair saleable value of the Property of the Borrower and its Subsidiaries, on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries, on a consolidated basis on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Borrower and its Subsidiaries, on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Borrower and its Subsidiaries, on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted after the date hereof. The Borrower does not intend to, or to permit any of its Subsidiaries, to, and does not believe that it or any of its Subsidiaries, will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary, and the timing of the amounts of cash to be payable on or in respect of its Funded Indebtedness or the Indebtedness of any such Subsidiary.
     5.17 Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Loan Party pending or, to the knowledge of the Parent or the Borrower, threatened; (b) hours worked by and payment made to employees of each Loan Party have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters; and (c) all payments due from any Loan Party on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Loan Party.

ARTICLE VI
COVENANTS
     During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:
     6.1 Financial Reporting. The Parent and Borrower will maintain, for themselves and for each Subsidiary, a system of accounting established and administered in accordance with GAAP, and furnish to the Lenders:
(i)	Within 90 days after the close of each of the Parent’s fiscal years, or earlier if required pursuant to the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date thereof, an unqualified audit report certified by an independent certified public accounting firm of national standing, prepared in accordance with GAAP on a consolidated basis for Parent and its consolidated Subsidiaries, including balance sheets as of the end of such period, related profit and loss statement, statement of changes in shareholders equity and statement of cash flows (but excluding any work papers relating thereto), accompanied by a certificate of said accountants that, in connection with their audit, nothing came to their attention that caused them to believe that the Parent and its Subsidiaries failed to comply with the terms, covenants, provisions or conditions of Articles V, VI or VII of this Agreement insofar as they relate to accounting matters.

(ii)	Within 45 days after the close of each of the first three fiscal quarters of each fiscal year of the Parent, or earlier if required pursuant to the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date thereof, consolidated unaudited balance sheets of the Parent and its consolidated Subsidiaries as at the close of each fiscal quarter and consolidated profit and loss statements for the period from the beginning of such fiscal year to the end of such quarter, all certified by its chief financial officer.

(iii)	Simultaneously with the furnishing of the financial statements required under Sections 6.1(i) and (ii), a Compliance Certificate.

(iv)	As soon as possible and in any event within 10 days after receipt by the Parent or Borrower, a copy of any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by the Parent, Borrower or any of Borrower’s Subsidiaries, which, in either case, could reasonably be expected to have a Material Adverse Effect.

(v)	Such other information (including non-financial information) as the Agent or any Lender may from time to time reasonably request.

          Reports and financial statements required to be delivered by the Parent and the Borrower pursuant to clauses (i) and (ii) of this section 6.1 shall be deemed to have been delivered on the date on which the Parent posts such reports, or reports containing such financial statements, on its website on the Internet at www.superiorenergy.com, at www.sec.gov or at such other website identified by the Parent in a notice to the Agent and that is accessible by the Lenders without charge; provided that the Parent shall deliver paper copies of such information to any Lender promptly upon request of such Lender through the Agent and provided further that the Lenders shall be deemed to have received the information specified in clauses (i) through (iv) of this section 6.1 on the date (x) the information is posted on a website identified from time to time by the Agent to the Lenders and the Parent and such website is accessible by the Lenders without charge, and (y) such posting is notified to the Lenders (it being understood that the Parent shall have satisfied the timing obligations imposed by those clauses as of the date such information is delivered to the Agent).
     6.2 Use of Proceeds. The Borrower will, and will cause each Subsidiary to use the proceeds of the Revolving Loans for one or more of the following: (i) for Capital Expenditures and Acquisitions permitted by this Agreement, and (ii) for general corporate purposes.
     6.3 Notice of Default. The Borrower will give prompt notice in writing to the Agent of the occurrence of any Event of Default or Default and of any other development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect.
     6.4 Conduct of Business. The Parent and Borrower will, and will cause each of Borrower’s Subsidiaries to, carry on and conduct its business in substantially the same manner and in the same general fields of enterprise as it is presently conducted and do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, in each case, where the failure to do so could not reasonably be expected to have a Material Adverse Effect. The Parent will continue to be the sole member of Borrower, and the Borrower shall continue to be the sole Subsidiary of the Parent.
     6.5 Taxes. The Parent and Borrower will, and will cause each of Borrower’s Subsidiaries to, timely file complete and to the best of the Parent’s and Borrower’s knowledge, correct United States federal and applicable foreign, state and local tax returns required by law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, or extensions relating thereto, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
     6.6 Insurance. The Parent and Borrower will, and will cause each of Borrower’s Subsidiaries to, maintain with financially sound and reputable insurance companies insurance on a material portion of their Property in such amounts and covering such risks as is consistent with sound business practice, or as otherwise provided in the Collateral Documents, and the Borrower will furnish to any Lender upon request full information as to the insurance carried.

     6.7 Compliance with Laws; Environmental Matters. The Parent and Borrower will, and will cause each of Parent’s Subsidiaries to, comply in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it or its Property may be subject including, without limitation, Regulations U, T, and X of the Board of Governors of the Federal Reserve System, and also including, without limitation, ERISA and Environmental Laws.
     6.8 Maintenance of Properties. The Parent and Borrower will, and will cause each of Borrower’s Subsidiaries to, do all things reasonably necessary to maintain, preserve, protect and keep its Property material to its business in good repair, working order and condition in light of the uses for such Property, ordinary wear and tear excepted, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times.
     6.9 Inspection. The Parent and Borrower will, and will cause each of Borrower’s Subsidiaries to, permit the Agent and the Lenders, by their respective representatives and agents, to inspect any of the Property, books and financial records of the Parent, Borrower and each of Borrower’s Subsidiaries, to examine and make copies of the books of accounts and other financial records of the Parent, Borrower and each of Borrower’s Subsidiaries, and to discuss the affairs, finances and accounts of the Parent, Borrower and each of Borrower’s Subsidiaries with, and to be advised as to the same by, their respective officers at such reasonable times and intervals, subject to prior reasonable notice and during business hours, as the Agent or any Lender may designate, provided that other than during the continuation of an Event of Default, the Agent and the Lenders shall not exercise such rights more often than two times during any calendar year.
     6.10 Restricted Payments. The Parent will not, and will not permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except (i) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests; and (ii) the Parent may make Restricted Payments so long as, both at the time of, and immediately after effect has been given to, such proposed action, no Event of Default shall have occurred and be continuing (and, based on pro forma financial reports after giving effect to the proposed Restricted Payment, would not reasonably be expected to occur).
     6.11 Funded Indebtedness; Rate Management Obligations. (a) The Borrower will not, nor will it permit any of its Subsidiaries to, create, incur or suffer to exist any Funded Indebtedness or Rate Management Obligations, except:
(i)	The Loans.

(ii)	Rate Management Obligations (A) related to the Loans or any other Funded Indebtedness permitted pursuant to this Section 6.11 or (B) entered into in the ordinary course of business to hedge or mitigate risk to which the Borrower or any Subsidiary has actual exposure, including without limitation, oil and gas production, sales and related activities.

(iii)	Funded Indebtedness of the Borrower owed to the Parent or one or more of its Subsidiaries or Funded Indebtedness of one or more of its Subsidiaries owed to the Parent or the Borrower or Funded Indebtedness of one or more of the Subsidiaries owed to one or more of the other Subsidiaries.

(iv)	Funded Indebtedness guaranteed by the Maritime Administration under Title XI of the Merchant Marine Act of 1946, as amended, for the construction of liftboats, up to the aggregate principal amount of $45,000,000.

(v)	Funded Indebtedness of Superior Energy Liftboats, L.L.C. guaranteed by the Maritime Administration under Title XI of the Merchant Marine Act of 1946, as amended, for the construction or refinancing of construction of liftboats, in the amount outstanding as of the Closing Date.

(vi)	Funded Indebtedness represented by (x) the 6 7/8% Senior Notes up to the aggregate principal amount of $300,000,000, issued pursuant to the Indenture relating thereto dated as of May 22, 2006, among the Borrower, the Parent, the respective Subsidiaries of the Parent party thereto and The Bank of New York Trust Company, N.A., as trustee, and (y) the 1.5% Senior Exchangeable Notes up to the aggregate principal amount of $400,000,000 due 2026 issued pursuant to the Indenture relating thereto dated as of December 12, 2006, among the Borrower, the Parent, the respective Subsidiaries of the Parent party thereto and The Bank of New York Trust Company, N.A., as trustee, in each case, as amended, supplemented, amended and restated or otherwise modified, but not increased in aggregate amount, from time to time.

(vii)	Other secured Funded Indebtedness and Rate Management Obligations not exceeding $50,000,000 in the aggregate principal amount outstanding at any time.

(viii)	Other unsecured Funded Indebtedness not exceeding $50,000,000 in the aggregate principal amount outstanding at any time.

(ix)	The refinancing of any Funded Indebtedness described in the foregoing Section 6.11(i) through (viii).
          (b) The Parent will not create, incur or suffer to exist any Funded Indebtedness, except Funded Indebtedness owed to the Borrower or a Subsidiary and Guarantee Obligations in respect of:
(i)	The Loans.

(ii)	The Borrower’s Obligations arising under Rate Management Transactions related to the Loans.

(iii)	Any other Funded Indebtedness or Rate Management Obligations of the Borrower or its Subsidiaries permitted by Section 6.11(a).

     6.12 Merger. The Borrower will not, nor will it permit any of its Subsidiaries to, merge or consolidate with or into any other Person, except that a Subsidiary may merge into the Borrower or a Wholly-Owned Subsidiary, and the Borrower or a Subsidiary may merge with another Person to affect an Acquisition permitted by Section 6.15. The Parent will not merge or consolidate with or into any other Person.
     6.13 Sale of Assets. (a) The Borrower will not, nor will it permit any of its Subsidiaries to, sell, lease, transfer or otherwise dispose of its Property to any other Person, except:
(i)	Sales of inventory, used or surplus equipment and investments in the ordinary course of business.

(ii)	Leases of its Property in the ordinary course of business.

(iii)	Sales, transfers or other dispositions of its Property that, together with all other Property of the Borrower and its Subsidiaries previously sold, transferred or disposed of not otherwise permitted by this Section 6.13(a) during the twelve-month period ending with the month in which any such sale, transfer or other disposition occurs, do not constitute a Substantial Portion of the Property of the Borrower and its Subsidiaries, taken as a whole.

(iv)	Transfers of Property among the Borrower and its Subsidiaries.

(v)	A sale of assets which are promptly replaced thereafter by assets of a similar type and value, or otherwise useful in the business of the Borrower or one of the Subsidiaries.

(vi)	Sales of oil, gas and other minerals in the ordinary course of business, including the sale, transfer or other disposition of any oil and gas property or interest therein.
          (b) The Parent will not lease, sell, transfer or otherwise dispose of any of its membership interest in the Borrower to any other Person.
     6.14 Liens. (a) The Borrower will not, nor will it permit any of its Subsidiaries to, create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower or any of its Subsidiaries, except for the following (collectively, “Permitted Liens”):
(i)	Liens for taxes, assessments or governmental charges or levies on its Property if the same are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

(ii)	Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, maritime, and oil and gas well liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 90 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books.

(iii)	Inchoate and contractual Liens arising in the ordinary course of the oil and gas business under joint operating agreements, leases, farm outs, division orders and similar agreements.

(iv)	Liens arising out of pledges or deposits (A) under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation; and (B) under bids, tenders and performance agreements.

(v)	Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Borrower or its Subsidiaries.

(vi)	Liens in favor of the Agent, for the benefit of the Lenders, granted pursuant to any Collateral Document.

(vii)	Attachment, judgment and other similar, non-tax Liens in connection with court proceedings, but only if and for so long as the execution or other enforcement of such Liens is and continues to be effectively stayed and bonded on appeal in a manner reasonably satisfactory to Lenders for the full amount of such Liens, the validity and amount of the claims secured thereby are being actively contested in good faith and by appropriate lawful proceedings, such Liens do not, in the aggregate, materially detract from the value of the Property of the Borrower or any of its Subsidiaries or materially impair the use thereof in the operation of the Borrower’s or any of its Subsidiaries’ business and such Liens are and remain junior in priority to the Liens in favor of the Lender.

(viii)	Liens on vessels, charters or related items securing Funded Indebtedness permitted under Sections 6.11(a)(iv) and 6.11(a)(v).

(ix)	Liens securing Funded Indebtedness of the Borrower and its Subsidiaries in connection with any refinancing permitted under Section 6.11(a)(ix) to the extent that the Funded Indebtedness being refinanced was secured by the same Liens.

(x)	Liens securing Funded Indebtedness and Rate Management Obligations permitted under Section 6.11(a)(vii).

(xi)	Other Liens on assets of the Borrower or its Subsidiaries having an aggregate value not exceeding $10,000,000.
          (b) The Parent will not create, incur, or suffer to exist any Lien in, of or on the Property of the Parent, except for the following (collectively, the “Permitted Liens”):

(i)	Liens for taxes, assessments or governmental charges or levies on its Property if the same are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

(ii)	Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.

(iii)	Liens in favor of the Agent, for the benefit of the Lenders, granted pursuant to any Collateral Document.

(iv)	Attachment, judgment and other similar, non-tax Liens in connection with court proceedings, but only if and for so long as the execution or other enforcement of such Liens is and continues to be effectively stayed and bonded on appeal in a manner reasonably satisfactory to Lenders for the full amount of such Liens, the validity and amount of the claims secured thereby are being actively contested in good faith and by appropriate lawful proceedings, such Liens do not, in the aggregate, materially detract from the value of the Property of the Borrower or any of its Subsidiaries or materially impair the use thereof in the operation of the Borrower’s or any of its Subsidiaries’ business and such Liens are and remain junior in priority to the Liens in favor of the Lender.
     6.15 Acquisitions. (a) The Borrower will not, and will not permit any of its Subsidiaries to, make any Acquisition of any Person, except as follows: (i) the Acquisition shall be with the consent of the Person (non-hostile); (ii) the total consideration (including all potential Additional Contingent Consideration) for the Acquisition shall not exceed $75,000,000; (iii) the total consideration (including all Additional Contingent Consideration) of all Acquisitions during any 12-month period shall not exceed $150,000,000 in the aggregate; (iv) the business and assets subject to the Acquisition shall be in a similar or related line of business as the Borrower and its Subsidiaries; (v) at the time of the Acquisition, no Default and no Event of Default shall exist; (vi) no Event of Default shall exist as a result of the Acquisition; (vii) in the case of a merger of the Borrower, the Borrower shall be the surviving entity; (viii) the Borrower and the affected Subsidiaries shall grant a security interest in the stock or membership interest or partnership interest in any new Subsidiary in favor of the Agent and the Lenders if required by Section 2.18(b); (ix) if the Person subject to the Acquisition becomes a Domestic Subsidiary, and if required by Section 2.18(b), the Domestic Subsidiary shall execute (A) a security agreement in any securities of any Subsidiaries of the new Subsidiary, (B) one or more security agreements in the assets of the Domestic Subsidiary, and (C) a joint and several guaranty of the Secured Obligations; (x) if required by the Agent, the Borrower shall submit a legal opinion with respect to the Acquisition to the Agent, in form and substance reasonably satisfactory to the agent; and (xi) based on pro forma financial statements, the Borrower shall have at least $15,000,000 of availability under the Revolving Loan Commitment immediately following the Acquisition.
          (b) The Parent will not make any Acquisition of any Person, except for the Acquisition of all of the membership interest of the Borrower.

     6.16 Transactions with Affiliates. The Borrower and the Parent will not, and will not permit any of the Borrower’s Subsidiaries to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except (a) in the ordinary course of business and pursuant to the reasonable requirements of the Borrower’s or Parent’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Borrower, Parent or such Subsidiary then the Borrower, Parent or such Subsidiary would obtain in a comparable arms height and length transaction; and (b) transactions between or among the Borrower and/or the Parent and/or any Wholly-Owned Subsidiary of the Borrower and/or Parent.
     6.17 Appraisals. At any time following the Closing Date, the Agent shall have the right to, or the Agent at the request of the Required Lenders shall, order and obtain appraisals from nationally recognized firm(s) reasonably acceptable to the Agent, and in form and substance satisfactory to the Agent, of the fair market value of all or any portion of the fixed assets (including property, plant, vessels and equipment) of the Parent and its Subsidiaries, at the Borrower’s expense, once prior to the initial Revolving Loan Termination Date. The Borrower shall cooperate with the Agent and the appraiser(s) so as to facilitate the delivery of the appraisal within 60 days after the Agent’s request therefor.
     6.18 Financial Covenants.
     6.18.1 Maximum Leverage Ratio. The Parent will not permit the ratio (the “Leverage Ratio”), determined on a Pro Forma Basis, of (i) the Funded Indebtedness of the Parent and its Subsidiaries, determined on a consolidated basis plus Additional Contingent Consideration as of the end of each fiscal quarter (the determination date) to (ii) EBITDA for the four fiscal quarters ending with such determination date, to be greater than 3.00 to 1.00.
     6.18.2 Maximum Adjusted Leverage Ratio. The Parent will not permit the ratio (the “Adjusted Leverage Ratio”), determined on a Pro Forma Basis, of (i) Funded Indebtedness plus Additional Contingent Consideration, plus the present value of all obligations to plug and abandon oil and gas wells (and modifications to structures and pipelines) as reflected on the Borrower’s financial statements in accordance with GAAP, in each case, as of the end of each fiscal quarter (the determination date) to (ii) EBITDA for the four fiscal quarters ending with such determination date, to be greater than 3.65 to 1.00.
     6.18.3 Minimum Fixed Charge Coverage Ratio. The Parent will not permit the ratio, determined on a Pro Forma Basis (the “Fixed Charge Coverage Ratio”), of (i) EBITDA for the four fiscal quarters ending with each fiscal quarter (the “Period”), minus the aggregate amount actually paid by the Parent and its Subsidiaries in cash on account of Capital Expenditures (excluding the principal amount of Funded Indebtedness incurred in connection with such Capital Expenditures and excluding Net Cash Proceeds (as defined below)) during the Period, minus cash dividends paid by the Parent during the Period, minus cash paid by the Parent to acquire treasury stock during the Period, and plus cash dividends received during the Period by the Parent or any Subsidiary from equity-method investments to the extent not included in net income, to (ii) Interest Expense actually paid in cash during the Period, plus scheduled payments of principal on permitted Funded Indebtedness during the Period, plus cash Income Taxes actually paid during the Period, to be less than 1.10 to 1.00; provided, that the amount of cash

Income Taxes will be calculated before the effect of any extensions in tax payment deadlines permitted by the Internal Revenue Service for taxpayers impacted by natural disasters or national emergencies. For purposes of this Section 6.18.3, (x) “Net Cash Proceeds” shall mean the cash proceeds from the sale of business or assets, net of cash sold and net of any gain or loss on the sale of business or assets to the extent that such gain or loss is included in net income; (y) Net Cash Proceeds for purposes of this covenant for the Periods ending September 30, 2008, December 31, 2008, March 31, 2009 and June 30, 2009 shall include the cash proceeds received from the sale of the Borrower’s 75% interest in SPN Resources, LLC; and (z) Net Cash Proceeds may be deducted from Capital Expenditures only to the extent that they are reinvested within one year of receipt in assets or business operations similar to those in which the Borrower and its Subsidiaries are engaged as of the Closing Date.
     6.19 Investments. Except for Investments in Cash Equivalents, Acquisitions permitted under Section 6.15, Investments permitted under Section 6.11 and Investments existing on the Closing Date and listed on Schedule 4, Borrower will not, and will not permit any of its Subsidiaries to, make any Investments in any Person who is not a Wholly-Owned Subsidiary (unless as a result of the Investment such Person becomes a Wholly-Owned Subsidiary) if, as a result thereof, the aggregate amount (measured at the time of the Investment) of all Investments made by the Borrower and its Subsidiaries in such Persons exceeds fifteen percent (15%) of Consolidated Net Tangible Assets.
     6.20 Amendments of Other Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, amend, supplement or otherwise modify the terms and conditions of Sections 4.07 and 4.10 of the 6 7/8% Senior Notes Indenture in a manner materially adverse to the interests of the Lenders.

ARTICLE VII
EVENTS OF DEFAULT
     The occurrence of any one or more of the following events shall constitute an Event of Default:
     7.1 Any representation or warranty made or deemed made by or on behalf of the Parent, the Borrower or any of Borrower’s Subsidiaries to the Lenders or the Agent under or in connection with this Agreement, any Loan, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made.
     7.2 Nonpayment of any interest or principal on the Loan, or nonpayment of any commitment fee or other obligations under any of the Loan Documents, or nonpayment of any Rate Management Obligations to any Lender, or nonpayment of any reimbursement obligations to a Lender under any Letter of Credit, in each case (other than with respect to any such principal amount or reimbursement obligations) within five days after the same becomes due.
     7.3 The breach by the Parent or Borrower of any of the terms or provisions of Section 6.2, 6.10, 6.11, 6.12, 6.13, 6.14, 6.15, 6.16, 6.18, 6.19 or 6.20.
     7.4 The breach by the Parent or Borrower (other than a breach which constitutes an Event of Default under another Section of this Article VII) of any of the terms or provisions of this Agreement or any other Loan Document which is not remedied within 30 days after written notice from the Agent or any Lender.
     7.5 Failure of the Parent, the Borrower or any of Borrower’s Subsidiaries to pay when due any Funded Indebtedness, Additional Contingent Consideration or Rate Management Obligations to any Person (other than the Lenders) aggregating in excess of $10,000,000 (“Material Indebtedness”); or the default by the Parent, the Borrower or any of Borrower’s Subsidiaries in the performance (beyond the applicable grace period with respect thereto, if any) of any term, provision or condition contained in any agreement under which any such Material Indebtedness was created or is governed, or any other event shall occur or condition exist, the effect of which default or event is to cause, or to permit the holder or holders of such Material Indebtedness to cause, such Material Indebtedness to become due prior to its stated maturity; or any Material Indebtedness of the Borrower or any of its Subsidiaries shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; or the Parent, the Borrower or any of Borrower’s Subsidiaries shall not pay, or admit in writing its inability to pay, its debts generally as they become due. Notwithstanding the foregoing, the default by Superior Energy Liftboats, L.L.C. (“Liftboats”) on any Funded Indebtedness guaranteed by the Maritime Administration shall be excluded from the effect of this Section 7.5, unless and until the Maritime Administration makes a formal demand for payment under any guaranty issued by the Parent, the Borrower or other Subsidiary in connection therewith.

     7.6 The Parent, the Borrower or any of Borrower’s Subsidiaries shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate or partnership action to authorize or effect any of the foregoing actions set forth in this Section 7.6 or (vi) fail to contest in good faith any appointment or proceeding described in Section 7.7.
     7.7 Without the application, approval or consent of the Parent, the Borrower or any of Borrower’s Subsidiaries, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Parent, the Borrower or any of Borrower’s Subsidiaries or any Substantial Portion of its Property, or a proceeding described in Section 7.6(iv) shall be instituted against the Parent, the Borrower or any of Borrower’s Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 30 consecutive days.
     7.8 Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any portion of the Property of the Parent, the Borrower and Borrower’s Subsidiaries which, when taken together with all other Property of the Parent, the Borrower and Borrower’s Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such action occurs, constitutes a Substantial Portion.
     7.9 The Parent, the Borrower or any of Borrower’s Subsidiaries shall fail within 60 days to pay, bond or otherwise discharge one or more (i) judgments or orders for the payment of money in excess of $25,000,000 (or the equivalent thereof in currencies other than U.S. Dollars) in the aggregate, or (ii) nonmonetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgment(s), in any such case, is/are not stayed on appeal or otherwise being appropriately contested in good faith.
     7.10 Any Change in Control shall occur.
     7.11 Any Collateral Document shall for any reason fail to create a valid and perfected first priority security interest in any Substantial Portion of the Collateral purported to be covered thereby, except as permitted by the terms of this Agreement or any Collateral Document, or any Collateral Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document.

ARTICLE VIII
ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES
     8.1 Acceleration. If any Event of Default described in Section 7.6 or 7.7 occurs with respect to the Parent or Borrower, the obligations of the Lenders to make Loans hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Agent or any Lender. If any other Event of Default occurs, the Required Lenders (or the Agent with the consent of the Required Lenders) may terminate or suspend the obligations of the Lenders to make Loans hereunder, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives.
     With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all reimbursement obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto).
     If, within 30 days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans hereunder as a result of any Event of Default (other than any Event of Default as described in Section 7.6 or 7.7 with respect to the Parent or the Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.
     8.2 Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 8.2. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders) and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 8.2 without the written consent of such Lender; (iii) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents without the consent of all Lenders; (iv) release all or any Substantial Portion of the Collateral or release any Domestic Subsidiary from its guaranty, in each case without the written consent of all Lenders; provided, however, that without the consent of any Lender, the Administrative Agent may release any Collateral in order to give effect to, or otherwise in connection with, any asset sale, transfer or other disposition of such Collateral permitted by this Agreement; (v) amend, modify or waive any provision of Section 2.11 or Section 11.2 without the written consent of all of the Lenders; (vi) reduce the percentage specified in the definition of Required Lenders without the written consent of all Lenders; (vii) amend, modify or waive any provision of Section 10 or any other provision of any Loan Document that affects the Agent without the written consent of the Agent; (viii) amend, modify or waive any provision of Section 2.1.4 without the written consent of the Agent; or (ix) amend, modify or waive any provision of Section 2.2 without the written consent of the Issuing Lender. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Event of Default, or impair any right consequent thereon.
     8.3 Preservation of Rights. No delay or omission of the Lenders or the Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Event of Default or an acquiescence therein, and the making of a Loan notwithstanding the existence of an Event of Default or the inability of the Borrower to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Agent and the Lenders until the Secured Obligations have been paid in full.

ARTICLE IX
GENERAL PROVISIONS
     9.1 Survival of Representations. All representations and warranties of the Parent and Borrower contained in this Agreement shall survive the making of the Loans herein contemplated.
     9.2 Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.
     9.3 Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.
     9.4 Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Parent, the Borrower, Borrower’s Subsidiaries, the Agent and the Lenders and supersede all prior agreements and understandings among the Parent, the Borrower, Borrower’s Subsidiaries, the Agent and the Lenders relating to the subject matter thereof other than the fee letter described in Section 10.13.
     9.5 Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns, provided, however, that the parties hereto expressly agree that the Arranger shall enjoy the benefits of the provisions of Sections 9.6, 9.10 and 10.11 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.
     9.6 Expenses; Indemnification. (i) The Borrower shall reimburse the Agent and the Arranger for any costs and out-of-pocket expenses (including attorneys’ fees and time charges of attorneys for the Agent, which attorneys may be employees of the Agent) paid or incurred by the Agent or the Arranger in connection with the preparation, negotiation, execution, delivery, syndication, review, amendment, modification, and administration of the Loan Documents. The Borrower also agrees to reimburse the Agent, the Arranger and the Lenders for any costs and out-of-pocket expenses (including attorneys’ fees and time charges of attorneys for the Agent, the Arranger and the Lenders, which attorneys may be employees of the Agent, the Arranger or the Lenders) paid or incurred by the Agent, the Arranger or any Lender in connection with the collection and enforcement of the Loan Documents.
          (ii) The Borrower hereby further agrees to indemnify the Agent, the Arranger, each Lender, their respective affiliates, and each of their directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Agent, the Arranger, any Lender or any affiliate is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Loan hereunder except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party seeking indemnification. The obligations of the Borrower under this Section 9.6 shall survive the termination of this Agreement.
     9.7 Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Agent with sufficient counterparts so that the Agent may furnish one to each of the Lenders.
     9.8 Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.
     9.9 Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.
     9.10 Nonliability of Lenders. The relationship between the Borrower on the one hand and the Lenders and the Agent on the other hand shall be solely that of borrower and lenders. Neither the Agents, the Arranger nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Agents, the Arranger nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations. The Borrower agrees that neither the Agents, the Arranger nor any Lender shall have liability to the Borrower (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. Neither the Agents, the Arranger nor any Lender shall have any liability with respect to, and the Borrower hereby waives, releases and agrees not to sue for, any special, indirect or consequential damages suffered by the Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.
     9.11 Confidentiality. Each Lender agrees to hold any confidential information which it may receive from the Parent or Borrower pursuant to this Agreement in confidence, except for disclosure (i) to its Affiliates and to other Lenders and their respective Affiliates, (ii) to legal counsel, accountants, and other professional advisors to such Lender or to a Transferee, (iii) to regulatory officials, (iv) to any Person as requested pursuant to or as required by law, regulation, or legal process, (v) to any Person in connection with any legal proceeding to which such Lender is a party, (vi) to such Lender’s direct or indirect contractual counterparties in Rate Management Transactions or to legal counsel, accountants and other professional advisors to such counterparties, and (vii) permitted by Section 12.4.
     Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Borrower and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.
     All information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities. Accordingly, each Lender represents to the Borrower and the Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.
     9.12 Nonreliance. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) for the repayment of the Loans provided for herein.
     9.13 Disclosure. The Borrower and each Lender hereby (i) acknowledge and agree that the Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with the Borrower and its Affiliates, and (ii) waive any liability of the Agent or such Affiliate of the Agent to the Borrower or any Lender, respectively, arising out of or resulting from such investments, loans or relationships other than liabilities arising out of the gross negligence or willful misconduct of the Agent or its Affiliates.
     9.14 The PATRIOT Act. Each Lender hereby notifies the Parent, Borrower and Subsidiaries that pursuant to the requirements of the Uniting and Strengthening by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of P.L. No. 107-56) (known as “The PATRIOT Act”), each Lender is required to obtain, verify and record information that identifies the Parent, Borrower and Subsidiaries, which information includes the name and address of the Parent, Borrower and Subsidiaries and other information that will allow such Lender to identify the Parent, Borrower and Subsidiaries in accordance with The PATRIOT Act.

ARTICLE X
THE AGENT
     10.1 Appointment; Nature of Relationship. JPMorgan Chase Bank, N.A. is hereby appointed by each of the Lenders as its contractual representative hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. The Agent agrees to act as such contractual representative upon the express conditions contained in this Article X. Notwithstanding the use of the defined term “Agent,” it is expressly understood and agreed that the Agents shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that the Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders’ contractual representative, the Agents (i) do not hereby assume any fiduciary duties to any of the Lenders, (ii) are a “representative” of the Lenders within the meaning of Section 9-105 of the Uniform Commercial Code and (iii) are acting as independent contractors, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders hereby agrees to assert no claim against the Agents on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.
     10.2 Powers. The Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto; provided, however in the event of a conflict between the terms and provisions of any Loan Document (other than this Agreement) and this Agreement, the terms and conditions of this Agreement shall control. The Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents, subject to any limitation contained in this Agreement, to be taken by the Agent.
     10.3 General Immunity. Neither the Agents nor any of their directors, officers, agents or employees shall be liable to the Borrower, the Lenders or any Lender for any action taken or omitted to be taken by them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is determined in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person.
     10.4 No Responsibility for Loans, Recitals, etc. Neither the Agents nor any of their directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Document or any Advance hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (c) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered solely to the Agent; (d) the existence or possible existence of any Event of Default or Default; (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; (f) the value, sufficiency, creation, perfection or priority of any Lien in the Collateral; or (g) the financial condition of the Borrower or any guarantor of any of the Obligations or of any of the Borrower’s or any such guarantor’s respective Subsidiaries. The Agents shall have no duty to disclose to the Lenders information that is not required to be furnished by the Borrower to the Agent at such time, but is voluntarily furnished by the Borrower to the Agent (either in its capacity as Agent or in its individual capacity).
     10.5 Action on Instructions of Lenders. Except as may otherwise be provided in Section 8.2, the Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. The Lenders hereby acknowledge that the Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders. The Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.
     10.6 Employment of Agents and Counsel. Except as may otherwise be provided in Section 8.2, the Agent may execute any of its duties as Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Agent and the Lenders and all matters pertaining to the Agent’s duties hereunder and under any other Loan Document.
     10.7 Reliance on Documents; Counsel. The Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Agent, which counsel may be employees of the Agent.
     10.8 Agent’s Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Agent ratably in proportion to each Lender’s Pro Rata Share (i) for any amounts not reimbursed by the Borrower for which the Agent is entitled to reimbursement by the Borrower under the Loan Documents, (ii) for any other expenses incurred by the Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, without limitation, for any expenses incurred by the Agent in connection with any dispute between the Agent and any Lender or between two or more of the Lenders) and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against the Agent in connection with any dispute between the Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents, provided that (a) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Agent and (b) any indemnification required pursuant to Section 3.5(vii) shall, notwithstanding the provisions of this Section 10.8, be paid by the relevant Lender in accordance with the provisions thereof. The obligations of the Lenders under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement.
     10.9 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or Default hereunder unless the Agent has received written notice from a Lender or the Borrower referring to this Agreement describing such Event of Default or Default and stating that such notice is a “notice of default”. In the event that the Agent receives such a notice, the Agent shall give prompt notice thereof to the Lenders.
     10.10 Rights as a Lender. In the event the Agent is a Lender, the Agent shall have the same rights and powers hereunder and under any other Loan Document with respect to its Commitments and its Loans as any Lender and may exercise the same as though it were not the Agent, and the term “Lender” or “Lenders” shall, at any time when the Agent is a Lender, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person.
     10.11 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agents, the Arranger or any other Lender and based on the financial statements prepared by the Parent or Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Agents, the Arranger or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.
     10.12 Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Agent or, if no successor Agent has been appointed, forty-five days after the retiring Agent gives notice of its intention to resign. The Agent may be removed at any time with or without cause by written notice received by the Agent from the Required Lenders, such removal to be effective on the date specified by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint, on behalf of the Borrower and the Lenders, a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders within thirty days after the resigning Agent’s giving notice of its intention to resign, then the resigning Agent may appoint, on behalf of the Borrower and the Lenders, a successor Agent. Notwithstanding the previous sentence, the Agent may at any time without the consent of the Borrower or any Lender, appoint any of its Affiliates which is a commercial bank as a successor Agent hereunder. If the Agent has resigned or been removed and no successor Agent has been appointed, the Lenders may perform all the duties of the Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Agent shall be deemed to be appointed hereunder until such successor Agent has accepted the appointment. Any such successor Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Agent. Upon the effectiveness of the resignation or removal of the Agent, the resigning or removed Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation or removal of an Agent, the provisions of this Article X shall continue in effect for the benefit of such Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder and under the other Loan Documents.
     10.13 Agent’s Fee; Arranger’s Fee. The Borrower agrees to pay to the Agent and the Arranger, for their own accounts, the fees agreed to by the Borrower, the Agent and the Arranger pursuant to that certain letter agreement dated the date of this Agreement, or as otherwise agreed from time to time.
     10.14 Delegation to Affiliates. The Borrower and the Lenders agree that the Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate’s directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Agent is entitled under Articles IX and X.
     10.15 Execution of Collateral Documents. The Lenders hereby empower and authorize the Agent to execute and deliver to the Borrower on their behalf the Collateral Documents and all related financing statements and any financing statements, agreements, documents or instruments as shall be necessary or appropriate to effect the purposes of the Collateral Documents.
     10.16 Collateral Releases. The Lenders hereby empower and authorize the Agent to execute and deliver to the Borrower on their behalf any agreements, documents or instruments as shall be necessary or appropriate to effect any releases of Collateral which shall be permitted by the terms hereof or of any other Loan Document or which shall otherwise have been approved by the Required Lenders (or, if required by the terms of Section 8.2, all of the Lenders) in writing.

ARTICLE XI
SETOFF; RATABLE PAYMENTS
     11.1 Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if the Borrower becomes insolvent, however evidenced, or any Event of Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Funded Indebtedness at any time held or owing by any Lender or any Affiliate of any Lender to or for the credit or account of the Borrower may be offset and applied toward the payment of the Secured Obligations owing to such Lender, whether or not the Obligations, or any part hereof, shall then be due.
     11.2 Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Loans (other than payments received pursuant to Section 3.1, 3.2, 3.4 or 3.5) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Loans held by the other Lenders so that after such purchase each Lender will hold its Pro Rata Share. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives Collateral or other protection for its Secured Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such Collateral ratably in proportion to their respective Pro Rata Share, as applicable. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.
     If an amount to be set off is to be applied to permitted Funded Indebtedness of the Borrower to a lender other than Secured Obligations under this Agreement, such amount shall be applied ratably to such other Funded Indebtedness and to the Secured Obligations.

ARTICLE XII
BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS
     12.1 Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Parent, Borrower and the Lenders and their respective successors and assigns, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents and (ii) any assignment by any Lender must be made in compliance with Section 12.2. The parties to this Agreement acknowledge that clause (ii) of this Section 12.1 relates only to absolute assignments and does not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank; provided, however, that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 12.2. The Agent may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 12.2; provided, however, that the Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Loan or which holds any Note to direct payments relating to such Loan or Note to another Person. Any assignee of the rights to any Loan or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.
     12.2 Permitted Assignments and Participations.
          (a) Intentionally Omitted.
          (b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of:
     (A) the Borrower (such consent not to be unreasonably withheld), provided that no consent of the Borrower shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default under Section 7.2 or 7.6 has occurred and is continuing, any Person;
     (B) the Agent, provided that no consent of the Agent shall be required for an assignment of all or any portion of a Loan to an existing Lender, an affiliate of an existing Lender or an Approved Fund; and

     (C) the Issuing Bank, in the case of any assignment of any Lender’s Revolving Commitment.
          (ii) Assignments shall be subject to the following additional conditions:
     (A) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent) shall not be less than $5,000,000 unless each of the Borrower and the Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;
     (B) (1) the parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 and (2) the assigning Lender shall have paid in full any amounts owing by it to the Agent; and
     (C) the Assignee, if it shall not be a Lender, shall deliver to the Agent an administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.
     For the purposes of this Section 12.2, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender.
          (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment Agreement the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.1, 3.2, 3.4, 3.5 and 9.6). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.2 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

          (iv) The Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Agent, the Issuing Lender and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.
          (v) Upon its receipt of a duly completed Assignment Agreement executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Agent shall accept such Assignment Agreement and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
          (c) (i) Any Lender may, without the consent of the Borrower or the Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 8.2 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.2, 3.4 and 3.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Sections 11.1 and 11.2 as though it were a Lender, provided such Participant shall be subject to Section 11.2 as though it were a Lender.
          (ii) A Participant shall not be entitled to receive any greater payment under Section 3.1, 3.2 or 3.5 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. Any Participant that is a Non-U.S. Lender shall not be entitled to the benefits of Section 2.19 unless such Participant complies with Section 3.5 (d).
          (d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.
          (e) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.
          (f) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Agent and without regard to the limitations set forth in Section 12.2(b). Each of Parent, the Borrower, each Lender and the Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.
     12.3 Dissemination of Information. The Borrower authorizes each Lender to disclose to any Participant or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Parent, Borrower and Borrower’s Subsidiaries; provided that each Transferee and prospective Transferee agrees to be bound by Section 9.11 of this Agreement.
     12.4 Tax Treatment. If any interest in any Loan Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.5(d).

ARTICLE XIII
NOTICES
     13.1 Notices. Except as otherwise permitted by Section 2.13 with respect to Borrowing Notices, all notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission, facsimile transmission or similar writing) and shall be given to such party: (x) in the case of the Borrower, at Suite 2400, Pan American Life Center, 601 Poydras Street, New Orleans, Louisiana 70130, Facsimile: (504) 365-9665 (Attention: General Counsel), (y) in the case of the Agent or any Lender, at its address or facsimile number set forth on Schedule 1 hereto or (z) in the case of any party, at such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Agent and the Borrower in accordance with the provisions of this Section 13.1. Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, or (iii) if given by any other means, when delivered (or, in the case of electronic transmission, received) at the address specified in this Section; provided that notices to the Agent under Article II shall not be effective until received.
     13.2 Change of Address. The Borrower, the Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

ARTICLE XIV
COUNTERPARTS
     14.1 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Parent, the Borrower, the Agent and the Lenders and each party has notified the Agent by facsimile transmission or telephone that it has taken such action.
     14.2 Effectiveness14.3 . Inasmuch as this Agreement is an amendment of the 2007 Credit Agreement, and inasmuch as the amendments contained in this Agreement require only the consent of the Required Lenders (and not all Lenders) under the 2007 Credit Agreement, this Agreement will be effective and binding on all Lenders when signed by (i) the Parent and the Borrower, (ii) Lenders whose Commitments are increasing from those in the 2007 Credit Agreement, and (iii) Lenders having Revolving Loan Commitments under the 2007 Credit Agreement representing more than 50% of the Aggregate Revolving Loan Commitments under the 2007 Credit Agreement. Notwithstanding the foregoing, for conformity, the Borrower will execute and deliver new Revolving Credit Notes to all Lenders under this Agreement in substitution for the Revolving Credit Notes outstanding under the 2007 Credit Agreement, even to Lenders under the 2007 Credit Agreement whose signatures to this Agreement are neither required nor received.

ARTICLE XV
CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL
     15.1 GOVERNING LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (BUT OTHERWISE WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS) OF THE STATE OF LOUISIANA, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.
     15.2 SUBMISSION TO JURISDICTION(a) . THE PARENT, THE BORROWER AND THE AGENT HEREBY IRREVOCABLY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR LOUISIANA STATE COURT SITTING IN NEW ORLEANS, LOUISIANA IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND EACH OF THE PARENT AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE PARENT OR THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE PARENT OR THE BORROWER AGAINST THE AGENT OR ANY LENDER OR ANY AFFILIATE OF THE AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN NEW ORLEANS, LOUISIANA.
     15.3 WAIVER OF JURY TRIAL. PARENT, THE BORROWER, THE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

     IN WITNESS WHEREOF, the Parent, the Borrower, the Lenders and the Agent have executed this Agreement as of the date first above written.

BORROWER:	SESI, L.L.C.

	By:	Superior Energy Services, Inc., Member Manager

	By:		/s/ Robert S. Taylor

		Name:	Robert S. Taylor
		Title:	Executive Vice President, Chief Financial Officer and Treasurer

PARENT:	SUPERIOR ENERGY SERVICES, INC.

	By:		/s/ Robert S. Taylor

		Name:	Robert S. Taylor
		Title:	Executive Vice President Chief Financial Officer and Treasurer
(Signature Page to Superior Credit Agreement)

AGENT AND LENDER:	JPMORGAN CHASE BANK, N.A.
	By:	/s/ Donna J. Richardson
		Name:	Donna J. Richardson
		Title:	Vice President

(Signature Page to Superior Credit Agreement)

LENDER:	WELLS FARGO BANK, N.A.
	By:	/s/ Corbin M. Womac
		Name:	Corbin M. Womac
		Title:	Assistant Vice President

(Signature Page to Superior Credit Agreement)

LENDER:	WHITNEY NATIONAL BANK
	By:	/s/ Hollie L. Ericksen
		Name:	Hollie L. Ericksen
		Title:	Vice President

(Signature Page to Superior Credit Agreement)

LENDER:	PNC BANK, NATIONAL ASSOCIATION
	By:	/s/ Anita Inlaollu
		Name:	Anita Inlaollu
		Title:	VP-PNCBC

(Signature Page to Superior Credit Agreement)

LENDER:	BANK OF SCOTLAND
By:
Name:
Title:

(Signature Page to Superior Credit Agreement)

LENDER:	CAPITAL ONE, NATIONAL ASSOCIATION
	By:	/s/ Mark Preston
		Name:	Mark Preston
		Title:	Vice President

(Signature Page to Superior Credit Agreement)

LENDER:	COMERICA BANK, NA
	By:	/s/ Gary Culbertson
		Name:	Gary Culbertson
		Title:	Vice President

(Signature Page to Superior Credit Agreement)

LENDER:	BANK OF AMERICA, N.A.
	By:	/s/ Gary L. Mingle
		Name:	Gary L. Mingle
		Title:	Senior Vice-President

(Signature Page to Superior Credit Agreement)

LENDER:	NATIXIS
	By:	/s/ Carlos L. Quinteros
		Name:	Carlos L. Quinteros
		Title:	Director

	By:	/s/ Louis P. Laville
		Name:	Louis P. Laville
		Title:	Managing Director

(Signature Page to Superior Credit Agreement)

LENDER:	FORTIS CAPITAL CORP.
	By:	/s/ Svein Engh
		Name:	Svein Engh
		Title:	Managing Director

	By:	/s/ Eric Chilton
		Name:	Eric Chilton
		Title:	Senior Managing Director

(Signature Page to Superior Credit Agreement)

LENDER:	HSBC BANK USA, N.A.
	By:	/s/ Bruce Robinson
		Name:	Bruce Robinson
		Title:	Vice President

	By:	/s/ Anil Chandy
		Name:	Anil Chandy
		Title:	Assistant Vice President

(Signature Page to Superior Credit Agreement)